Exhibit 10.5

SENIOR SECURED SUPERPRIORITY

DEBTOR IN POSSESSION

CREDIT AGREEMENT

BY AND BETWEEN

VERASUN JANESVILLE, LLC,

AS DEBTOR IN POSSESSION

IN BANKRUPTCY CASE NO. 08-12622 (BLS)

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

and

AGSTAR FINANCIAL SERVICES, PCA

dated

as of

January 14, 2009

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LIST OF SCHEDULES AND EXHIBITS

Schedule 1.01	Real Property
Schedule 3.01(e)	Material Adverse Effects
Schedule 4.01(a)	Description of Certain Transactions Related to the Borrower’s Membership
Interests (Units)
Schedule 4.01(f)	Intellectual Property
Schedule 4.01(j)	Environmental Compliance

Exhibit A	Interim Order
Exhibit B	DIP Budget
Exhibit C	Postpetition Guaranty
Exhibit D	Postpetition Mortgage
Exhibit E	Postpetition Note
Exhibit F	Postpetition Pledge Agreement
Exhibit G	Postpetition Security Agreement

iii

SENIOR SECURED SUPERPRIORITY

DEBTOR IN POSSESSION CREDIT AGREEMENT

THIS SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION CREDIT AGREEMENT is entered into as of January 14, 2009, by and between VERASUN JANESVILLE, LLC, a Minnesota limited liability company (“Borrower”), the debtor and debtor in possession in the Borrower’s Chapter 11 Case (as defined herein), and AGSTAR FINANCIAL SERVICES, PCA (“Postpetition Lender”).

RECITALS

A. The Borrower has requested that the Postpetition Lender provide certain loans to the Borrower for the purposes set forth herein.

B. The Postpetition Lender has agreed to make such loans to the Borrower pursuant to the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of the Postpetition Lender making one or more loans to the Borrower, the Postpetition Lender and the Borrower agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01. Certain Defined Terms. All capitalized terms used in this Agreement shall have the following meanings. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Interim Order, the Final Order, or the Uniform Commercial Code as in effect in the State of Minnesota as amended from time to time (“UCC”). All references to dollar amounts mean amounts in lawful money of the United States of America. The terms “include”, “including” and similar terms are to be construed as if followed by the phrase “without limitation”.

“Adequate Protection Liens” means the replacement Liens on all of the Collateral granted to the Prepetition Agent pursuant to the Orders, subject and junior only to the Postpetition Liens, the Non-Primed Liens and the Carve-Out.

“Adequate Protection Payments” means payments made pursuant to the Orders by the Borrower or the Guarantor to (a) pay accrued and unpaid interest on the Prepetition Indebtedness at the rate specified in the Prepetition Credit Agreement (other than the Default Rate as defined in the Prepetition Credit Agreement) on each Monthly Payment Date, and (b) reimburse all pre- and postpetition reasonable fees, costs and expenses, including any reasonable attorneys’, accountants’, financial advisors’ and other fees and expenses that are chargeable or reimbursable pursuant to the Prepetition Credit Agreement or any other Prepetition Financing Document.

“Adjustment Date” has the meaning specified in Section 2.01(g)(ii).

“Advance” and “Advances” mean any advance provided by the Postpetition Lender to the Borrower under this Agreement.

“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, Controls or is controlled by, or is under common Control with, such Person, or (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock or membership interests (units) having ordinary voting power for the election of directors (or persons performing similar functions) of such Person.

“Affiliated Borrower” means any of VeraSun Central City, LLC, VeraSun Ord, LLC, VeraSun Hankinson, LLC, VeraSun Dyersville, LLC, VeraSun Albert City, LLC, or VeraSun Woodbury, LLC.

“Agreement” means this Senior Secured Superpriority Debtor in Possession Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time, together with all exhibits and schedules attached hereto or made a part hereof.

“Bankruptcy Code” means title 11 of the United States Code, §§ 101, et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Borrower” has the meaning set forth in the preamble.

“Borrower’s Chapter 11 Case” means the Chapter 11 case of the Borrower presently pending in the United States Bankruptcy Court, District of Delaware.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of the State of Minnesota, or are required to be closed in the State of Minnesota, and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in dollar deposits are conducted by and between banks in the applicable offshore dollar interbank market.

“Carve-Out” means the sum of (a) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930 in the Borrower’s Chapter 11 Case, plus (b) $167,000.00.

“Carve-Out Date” means the date that is the earlier of (a) the Borrower’s receipt of a written notice of an Event of Default from the Postpetition Lender (with a copy to be sent to counsel for the Committee) or (b) the Maturity Date.

“Cash Collateral” has the meaning specified in section 363(a) of the Bankruptcy Code and includes any and all prepetition and, subject to section 552 of the Bankruptcy Code, postpetition proceeds of the Prepetition Collateral.

“Change of Control” means: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of equity interests representing ten percent (10%) or more of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Borrower, any of the Affiliated Borrowers or the Guarantor; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors (or persons performing similar functions) of the Borrower, any of the Affiliated Borrowers or the Guarantor by Persons who were neither (i) nominated by the board of directors (or persons performing similar functions) of the Borrower, any of the Affiliated Borrowers or the Guarantor nor (ii) appointed by directors (or persons performing similar functions) so nominated; or (c) any of the Borrower, any of the Affiliated Borrowers or the Guarantor cease to own, directly or indirectly, and control any Subsidiary.

“Chapter 11 Cases” means the chapter 11 cases of the Debtors being jointly administered under the caption In re VeraSun Energy Corporation, et al, Case No. 08-12606 (BLS), in the Bankruptcy Court, including the Borrower’s Chapter 11 Case.

“Closing Date” means January 14, 2009.

“Code” means the Internal Revenue Code, as amended, and the regulations and published interpretations thereunder.

“Collateral” means and includes all property and assets granted as collateral security for the Postpetition Loans or other indebtedness under the Postpetition Financing Documents in favor of the Postpetition Lender, whether real or personal property, whether now owned or hereafter acquired, whether granted directly or indirectly, or whether previously granted or granted now or in the future, including, without limitation, all of the real and personal property of the Borrower and the Guarantor, including:

All Accounts and other rights to payment whether or not earned by performance, and including payment for property or services sold, leased, rented, licensed or assigned; Goods; Farm Products; Fixtures; Chattel Paper; Inventory; Equipment; Instruments; Investment Property; Documents; Deposit Accounts; Commodity Accounts; Commercial Tort Claims; Securities Accounts; Money; Letter-of-Credit Rights; General Intangibles; Payment Intangibles (including Payment Intangibles to the extent any Commercial Tort Claim has been settled or reduced to a contractual obligation to pay); Software; Supporting Obligations; all rights, claims and causes of action, including any Commercial Tort Claims, any derivative claims, any claims against insiders, and any claims arising under the Bankruptcy Code, whether arising at law or in equity, whether or not constituting Commercial Tort Claims and all Proceeds and Products thereof, specifically including any insurance policies, any insurance claims, any Proceeds constituting claims against insurance policies owned by or insuring the Debtor; and to the extent not included in the foregoing as original collateral, the Proceeds and Products of the foregoing.

All payments, rights to payment whether or not earned by performance, accounts, general intangibles and benefits, including payments in kind, deficiency payments, letters of entitlement, storage payments, emergency assistance, diversion payments, production flexibility contracts, contract reserve payments, ethanol incentive funds, bioenergy programs, under or from any preexisting, current or future federal or state government program and, to the extent not included in the foregoing as original collateral, the Proceeds and products of the foregoing.

All books and records pertaining to the foregoing.

“Committee” means the statutory committee of unsecured creditors appointed in the Borrower’s Chapter 11 Case or, if none, in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

“Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Postpetition Lender be deemed to be in Control of or an Affiliate of the Borrower.

“Debt” means without duplication (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables or accrued liabilities incurred in the ordinary course of business), (b) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, or (c) obligations under guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a) or (b) above.

“Debtors” means VeraSun Energy Corporation; ASA Albion, LLC; ASA Bloomingburg, LLC; ASA Linden, LLC; ASA OpCo Holdings, LLC; US Bio Marion, LLC; US BioEnergy Corporation; VeraSun Albert City, LLC; VeraSun Aurora Corporation; VeraSun BioDiesel, LLC; VeraSun Central City, LLC; VeraSun Charles City, LLC; VeraSun Dyersville, LLC; VeraSun Fort Dodge, LLC; VeraSun Granite City, LLC; VeraSun Hankinson, LLC; VeraSun Hartley, LLC; VeraSun Janesville, LLC; VeraSun Litchfield, LLC; VeraSun Marketing, LLC; VeraSun Ord, LLC; VeraSun Reynolds, LLC; VeraSun Tilton, LLC; VeraSun Welcome, LLC; and VeraSun Woodbury, LLC.

“Default” shall mean any event, fact, circumstance or condition that, after any requirement for the giving of applicable notice or passage of time or both has been satisfied, would constitute, be, or result in an Event of Default.

“Default Rate” means the lesser of: (a) the Maximum Rate; or (b) the rate per annum which shall from day-to-day be equal to two percent (2%) in excess of the then applicable rate of interest under this Agreement or the applicable Postpetition Note, if any.

“DGS” means distillers grains.

“DIP Budget” means the rolling cash flow forecast of the Borrower attached hereto as Exhibit B, and each subsequent forecast approved in writing by the Postpetition Lender, which forecasts shall, among other things, contain (i) detailed projected cash receipts and cash disbursements on a weekly basis for the then current week and the subsequent number of weeks as approved by the Postpetition Lender and (ii) specific line items, amounts, and details as requested by the Postpetition Lender. The DIP Budget may be extended, varied, supplemented or otherwise modified at the request of the Borrower, upon approval in writing by the Postpetition Lender.

“Disposition” means (a) the sale, lease, conveyance or other disposition of property, other than sales or other dispositions expressly permitted hereunder or (b) the sale or transfer of any stock or equity interest held by such transferor Person.

“Distribution” means any payment, dividend, distribution or similar payment or transfer of property by the Borrower to any of the Affiliated Borrowers, the Guarantor, any of the other Debtors, or any Affiliate of any of the other Debtors made other than in the ordinary course of business consistent with past practices.

“Environment” means all indoor or outdoor air, surface water, groundwater, surface or subsurface land, including all fish, wildlife, biota and all other natural resources.

“Environmental Laws” means all federal, state, local, and foreign laws and regulations relating to pollution or protection of human health or the Environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

“Event of Default” has the meaning specified in Section 6.01.

“Event of Loss” means, with respect to any Real Property, any of the following: (a) any loss, destruction or damage of such Real Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Real Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Real Property, or confiscation of such Real Property or the requisition of the use of such Real Property.

“Final Order” means the order of the Bankruptcy Court entered in the Borrower’s Chapter 11 Case after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be substantially similar to the Interim Order and otherwise satisfactory in form and substance to the Postpetition Lender, together with all extensions, modifications and amendments thereto, which, among other matters but not by way of limitation, approves, and authorizes the Borrower to enter into, this Agreement.

“Financial Statements” has the meaning specified in Section 5.01(c)(i).

“GAAP” means generally accepted accounting principles of the United States of America, consistently applied.

“Governmental Authority” means and includes any and all courts (other than the Bankruptcy Court), boards, agencies, commissions, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipality, city, or otherwise) in existence at the time of determination.

“Guarantor” means US BioEnergy Corporation, a South Dakota corporation.

“Hazardous Materials” means all petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability under or are defined as hazardous, extremely hazardous, toxic or words of similar import, including materials listed in 49 C.F.R. Section 172.101 and materials regulated under or defined as hazardous pursuant to any of the following: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.

“Initial Interim Order” means that certain Interim Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Sections 363 and 364 of Bankruptcy Code, (II) Granting Liens and Superpriority Claims to Postpetition Lender Pursuant to Section 364 of Bankruptcy Code, (III) Authorizing Use of Cash Collateral Pursuant to Section 363 of Bankruptcy Code, (IV) Providing Adequate Protection to Prepetition Lenders Pursuant to Sections 361, 362, 363 and 364 of Bankruptcy Code and (V) Scheduling Final Hearing Pursuant to Bankruptcy Rule 4001(b), dated December 15, 2008, and entered in the Borrower’s Chapter 11 Case.

“Initial Postpetition Financing Facility” means all loans and other financial accommodations made to Borrower by Postpetition Lender pursuant to the Initial Interim Order.

“Intellectual Property” has the meaning specified in Section 4.01(f).

“Interest Period” means (for each Advance) (a) initially, the period beginning on (and including) the date on which the Advance is made and ending on (but excluding) the first day of the next calendar month thereafter; and (b) thereafter, each period commencing on the first day of each succeeding calendar month thereafter and ending on the last day of such month. Notwithstanding the foregoing, (a) any Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date, and (b) other than the initial Interest Period and the final Interest Period, no Interest Period shall have a duration of less than one (1) month.

“Interim Order” means the order of the Bankruptcy Court entered in the Borrower’s Chapter 11 Case after an interim hearing under Bankruptcy Rule 4001-2 of the local rules of the United States Bankruptcy Court for the District of Delaware substantially in the form of Exhibit A hereto and otherwise satisfactory to the Postpetition Lender, together with all extensions, modifications and amendments thereto, which, among other matters but not by way of limitation, approves, and authorizes the Borrower to enter into, this Agreement.

“LIBOR Rate” (London Interbank Offered Rate) means the One Month London Interbank Offered Rate (“One Month LIBOR”), rounded upward to the nearest ten thousandth of one percent, reported on the tenth day of the month preceding each Interest Period by the Wall Street Journal in its daily listing of money rates, defined therein as the average of interbank offered rates for dollar deposits in the London market. If a One Month LIBOR rate is not reported on the tenth day of a month, the One Month LIBOR rate reported on the first business day preceding the tenth day of the month will be used. If this index is no longer available, the Postpetition Lender will select a new index which is based upon comparable information.

“LIBOR Rate Loan” means any Advance bearing interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other) or other security interest of any kind, or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means (a) a material adverse effect upon the validity or enforceability of any Postpetition Financing Document or any material term or condition contained therein; (b) a material adverse effect on the condition (financial or otherwise), business assets, operations, or property of the Borrower taken as a whole; or (c) material impairment of the ability of the Borrower to perform its obligations under the Postpetition Financing Documents; provided, however, that neither the idling of the Project nor the commencement of the Borrower’s Chapter 11 Case or any of the other Chapter 11 Cases shall be deemed to have a Material Adverse Effect under this Agreement.

“Material Contract” means (a) any written contract or written agreement entered into by the Borrower after the Petition Date involving monetary liability of or to any Person in an amount in excess of One Million and No/100 Dollars ($1,000,000.00) per annum, and (b) any other written contract or written agreement entered into by the Borrower after the Petition Date, the failure to comply with which could reasonably be expected to have a Material Adverse Effect; provided, however, that any contract or agreement which is terminable by a party other than the Borrower without cause upon notice of ninety (90) days or less shall not be considered a Material Contract.

“Maturity Date” means the earliest of (a) April 30, 2009, (b) the occurrence of an Event of Default (as defined in the Postpetition Credit Agreement), (c) the date on which the Borrower or the Guarantor closes a sale of the membership interests in the Borrower or all or substantially all of the assets of the Borrower, and (d) the effective date of any Chapter 11 plan of the Borrower or the Guarantor.

“Maximum Rate” means the maximum nonusurious interest rate, if any, at any time, or from time to time, that may be contracted for, taken, reserved, charged or received under applicable federal law.

“Monthly Payment Date” means the first Business Day of each calendar month.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including cash equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Debt secured by a Lien on the asset which is the subject of such Disposition; (b) in the event of an Event of Loss, (i) all money actually applied to repair, reconstruct or replace the damaged Real Property or Real Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments; and (c) in any event a reasonable reserve for indemnification payments (fixed or contingent) attributable to such Person’s indemnities and representations and warranties in respect of such Disposition or Event of Loss; provided that upon the release of such reserve the amount released shall be considered Net Proceeds.

“Non-Primed Liens” means any and all valid, perfected, enforceable and non-avoidable Liens, setoff rights or recoupment rights (other than the Primed Liens) on assets of the Borrower or the Guarantor in existence as of the Petition Date with priority over the Prepetition Liens (including, without limitation, any Liens of Fagen, Inc. that are senior to the Prepetition Liens) where such Prepetition Liens were properly perfected prior to the Petition Date or for which perfection relates back under section 546(b) of the Bankruptcy Code.

“Orders” means collectively the Interim Order and the Final Order.

“Permitted Liens” has the meaning specified in Section 5.02(a).

“Person” means any individual, corporation, business trust, association, limited liability company, partnership, joint venture, governmental authority, or other entity.

“Petition Date” means October 31, 2008, the date on which the Debtors commenced the Chapter 11 Cases.

“Postpetition Commitment” has the meaning set forth in Section 2.01(a).

“Postpetition Financing Documents” means the Orders, this Agreement, the Postpetition Note, the Postpetition Security Agreement, the Postpetition Mortgage, the Postpetition Guaranty, the Postpetition Pledge Agreement, all other Postpetition Security Documents, and all other agreements, documents, instruments, and certificates executed by the Borrower delivered to, or in favor of, the Postpetition Lender under this Agreement or in connection herewith or therewith, including all agreements, documents, instruments, and certificates delivered in connection with the extension of Advances by the Postpetition Lender.

“Postpetition Guaranty” means that certain Postpetition Continuing Guaranty of even date herewith given by the Guarantor for the benefit of the Postpetition Lender, to guaranty the performance of the Postpetition Obligations. A true and correct copy of the Postpetition Guaranty is attached hereto as Exhibit C.

“Postpetition Lender” has the meaning specified in the preamble.

“Postpetition Lien” means any Lien created by the Orders, the Postpetition Security Documents, or the other Postpetition Financing Documents in favor of the Postpetition Lender to secure any or all of the Postpetition Obligations.

“Postpetition Loans” means and includes all Advances made hereunder, and any other financial accommodations extended to the Borrower by the Postpetition Lender pursuant to the terms of this Agreement and the other Postpetition Financing Documents.

“Postpetition Mortgage” means that certain Postpetition Mortgage, Security Agreement and Assignment of Rents and Leases of even date herewith, executed by the Borrower in favor of the Postpetition Lender, which creates a Lien on the Real Property, to secure the Postpetition Loans, as the same may be amended, restated, supplemented or otherwise modified from time to time. A true and correct copy of the Postpetition Mortgage is attached hereto as Exhibit D.

“Postpetition Note” means and includes the Postpetition Note and all other promissory notes executed and delivered to the Postpetition Lender by the Borrower pursuant to the terms of this Agreement, as the same may be amended, restated, supplemented, extended or otherwise modified from time to time. A true and correct copy of the Postpetition Note is attached hereto as Exhibit E.

“Postpetition Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Postpetition Lender arising pursuant to any of the Postpetition Financing Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including the obligation of the Borrower to repay the Advances, interest on the Advances, and all fees, costs, and expenses provided for in the Postpetition Financing Documents.

“Postpetition Pledge Agreement” means that certain Postpetition Pledge Agreement and that certain postpetition security agreement each of even date herewith executed by the Guarantor in favor of the Postpetition Lender to secure the Guarantor’s Obligations under the Postpetition Guaranty, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time. A true and correct copy of a form of the Postpetition Pledge Agreement is attached hereto as Exhibit F.

“Postpetition Security Agreement” means that certain Postpetition Security Agreement of even date herewith executed by the Borrower in favor of the Postpetition Lender to secure the Postpetition Loans, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time. A true and correct copy of the Postpetition Security Agreement is attached hereto as Exhibit G.

“Postpetition Security Documents” means and includes the Orders, the Postpetition Mortgage, the Postpetition Security Agreement, the Postpetition Guaranty, the Postpetition Pledge Agreement, and other similar documents and agreements in favor of the Postpetition Lender to secure the Postpetition Loans (as amended, restated, supplemented or otherwise modified from time to time).

“Prepetition Agent” means the Postpetition Lender as Administrative Agent under the Prepetition Credit Agreement.

“Prepetition Collateral” means (i) all of the Borrower’s assets in or upon which a lien or other security interest has been granted in favor or for the benefit of the Prepetition Agent and the Prepetition Lenders in connection with, pursuant to, or under, the Prepetition Credit Agreement and the other Prepetition Financing Documents, and (ii) any of the Borrower’s assets otherwise held by the Prepetition Agent or any Prepetition Lender or otherwise provided to the Prepetition Agent or any Prepetition Lender as security for the Prepetition Indebtedness, in each case that existed as of the Petition Date or at any time prepetition and, subject to section 552 of the Bankruptcy Code, postpetition proceeds, products, offspring, rents and profits of all of the foregoing.

“Prepetition Credit Agreement” means that certain Credit Agreement dated as of February 7, 2007, by and among the Borrower, the Prepetition Agent, and the Prepetition Lenders, as the same has been amended by that certain Amendment No. 1 to Credit Agreement dated October 19, 2007, that certain Amended and Restated Credit Agreement dated February 11, 2008, and that certain Amendment No. 1 to Amended and Restated Credit Agreement dated as of July 31, 2008.

“Prepetition Financing Documents” means the Prepetition Credit Agreement, together with all guarantees, subordination agreements, intercreditor agreements, deposit account control agreements, notes, mortgages, pledges, instruments and any other agreements and documents delivered pursuant thereto or in connection therewith, including the Loan Documents as defined in the Prepetition Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Prepetition Indebtedness” means and includes, without duplication, any and all amounts owing or outstanding by the Borrower or the Guarantor under the Prepetition Credit Agreement (including all Loan Obligations as defined in the Prepetition Credit Agreement) or any other Prepetition Financing Document, interest on, fees and other costs, expenses and charges owing in respect of, such amounts (including any reasonable attorneys’, accountants’, financial advisors’ and other fees and expenses that are chargeable or reimbursable pursuant to the Prepetition Credit Agreement or any other Prepetition Financing Document), and any and all obligations and liabilities, contingent or otherwise, owed in respect of the letters of credit or other Loan Obligations outstanding thereunder.

“Prepetition Lenders” means the commercial, banking or financial institutions whose signatures appear on the signature pages of the Prepetition Credit Agreement, and their respective successors and permitted assigns.

“Prepetition Liens” means the Liens and continuing pledges and security interests in the Prepetition Collateral granted by the Borrower to and/or for the benefit of the Prepetition Agent and Prepetition Lenders to secure the Prepetition Indebtedness.

“Primed Liens” means (a) the Prepetition Liens and any Liens, setoff rights or recoupment rights junior to such Prepetition Liens on the Borrower’s Collateral and Prepetition Collateral (including any liens of Fagen, Inc. that are junior to the Prepetition Liens), (b) all other postpetition liens on the Guarantor’s Collateral and the Borrower’s Collateral, and (c) all Adequate Protection Liens.

“Priming Liens” means Postpetition Liens granted by the Borrower to the Postpetition Lender to secure the Postpetition Obligations, which Postpetition Liens (i) shall constitute first priority liens in and to all otherwise unencumbered Collateral and Prepetition Collateral pursuant to section 364(c)(2) of the Bankruptcy Code; (ii) shall be senior to and prime the Prepetition Liens and any other Primed Liens pursuant to section 364(d)(1) of the Bankruptcy Code; and (iii) shall be immediately junior in priority to any and all Non-Primed Liens, pursuant to section 364(c)(3) of the Bankruptcy Code.

“Professional” means a Person retained or to be compensated for services rendered or costs incurred on or after the Petition Date by any Debtor or Committee pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code in the Chapter 11 Cases.

“Professional Fees” means the unpaid fees and disbursements of Professionals.

“Project” means the Borrower’s ethanol production facility located in Waseca County, Minnesota.

“Real Property” means that real property located in Waseca County, Minnesota, owned by the Borrower, upon which the Project is located, and which is described in Schedule 1.01 hereto.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Material into the Environment.

“Request for Advance” means any request for an Advance made pursuant to Article II of this Postpetition Credit Agreement.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, order-in-council, policy, other legal requirement or determination of a court or an arbitrator or of a Governmental Authority in any jurisdiction, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Senior Officer” means any of the Borrower’s Chief Executive Officer, Chief Accounting Officer, any Senior Vice President, or the Chief Restructuring Officer.

“Subsidiary”, as to any Person, means any corporation or other entity in which more than fifty percent (50%) of all equity interests is owned directly or indirectly by such Person.

“Termination Date” has the meaning set forth in Section 2.01(a).

“VeraSun Entity” means and includes the Guarantor and each Affiliate of the Guarantor at any time from and after the date of execution and delivery of this Agreement.

Section 1.02. Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated. If at any time after the Closing Date any change in GAAP would have a material effect on the computation of any financial ratio set forth in this Agreement, and either the Borrower (at the time of delivery of such Financial Statements) or the Postpetition Lender shall so request, and in any such case within sixty (60) days of delivery of such Financial Statements, the Postpetition Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Postpetition Lender); provided that, until so amended (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change, and (b) in the event that such change in GAAP materially modifies any item in the Financial Statements, the Borrower shall provide to the Postpetition Lender Financial Statements setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided further that such reconciliation shall be required to be provided only for the four fiscal quarters following such change.

Section 1.03. Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Postpetition Financing Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Postpetition Financing Documents, nor affect the meaning thereof. Unless otherwise expressly provided herein, references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto, but only to the extent such amendments, restatements and other modifications are not prohibited by the terms of any Postpetition Financing Document.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

Section 2.01. The Postpetition Loans; Terms and Conditions.

(a) Postpetition Commitment. On the terms and conditions set forth in this Agreement, the Postpetition Lender agrees to make one or more advances to the Borrower as set forth in the DIP Budget approved by the Postpetition Lender, during the period beginning on the date the conditions precedent set forth in Article 3 are satisfied or waived in writing by the Postpetition Lender and ending on the Business Day immediately preceding the Maturity Date (“Termination Date”), in an aggregate principal amount not to exceed Three Million and No/100 Dollars ($3,000,000.00) and the principal amounts of all other advances made hereunder

(“Postpetition Commitment”). The Postpetition Loans shall mature and be due and payable in full at 12:00 p.m. (Minneapolis, Minnesota time) on the Maturity Date. The Postpetition Loans that are subsequently repaid may not be reborrowed. The Postpetition Commitment shall be reduced by the principal amount of the Advances when made. Prior to entry of the Final Order, the aggregate principal balance of the Postpetition Loans shall not exceed the Interim Amount (as defined in the Interim Order).

(b) Purpose of the Postpetition Loans.

(i) The Borrower shall use the proceeds of the Advances solely (A) to pay off the Initial Postpetition Financing Facility, (B) to make the Adequate Protection Payments, (C) the financing of the Borrower’s postpetition working capital and general corporate purposes in accordance with the DIP Budget (as such DIP Budget may be extended, varied, supplemented or otherwise modified in accordance with the provisions hereof), and (D) for compensation and payment of fees and expenses owed to the Postpetition Lender under the Postpetition Financing Documents.

(ii) Except as otherwise permitted by the Orders, no amount of the Advances may be used directly or indirectly by the Borrower or any of the other Debtors, any Committee or any other person or entity to (A) object to or contest in any manner the Postpetition Obligations, the Postpetition Liens, the Prepetition Indebtedness, the Prepetition Liens, or Liens granted to the Prepetition Agent hereunder or under the Orders, (B) assert or prosecute any actions, claims or causes of action (including any claims or causes of action under chapter 5 of the Bankruptcy Code) against any of the Postpetition Lender, the Prepetition Lenders or the Prepetition Agent, (C) seek authorization for any party to use any of the Cash Collateral of the Postpetition Lender without the consent of the Postpetition Lender, (D) pay any expenses of VeraSun Marketing, LLC, (E) obtain Liens that are senior to, or on a parity with, or junior to the Liens of the Postpetition Lender or the Prepetition Agent in the Collateral or the Prepetition Collateral of the Borrower, as applicable, or any portion thereof, or (F) obtain Liens that are senior to, or on a parity with, or junior to the Liens of the Postpetition Lender in the Collateral of the Guarantor or any portion thereof.

(c) Conditions Precedent to Advances. In addition to the other Conditions Precedent set forth in this Agreement, the Postpetition Lender’s obligation to make each Advance shall be subject to the following further conditions precedent:

(i) Representations and Warranties. The representations and warranties set forth in this Agreement are true and correct in all material respects as of the date of each Advance to the same extent and with the same effect as if made at and as of the date thereof, except as disclosed in writing to the Postpetition Lender, and except to the extent such representations and warranties relate to a specific earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(ii) No Defaults. No Default or Event of Default has occurred and is continuing; and

(iii) Government Action. No license, permit, permission or authority necessary for the operation of the Project has been revoked or challenged by or before any Governmental Authority, which revocation or challenge could reasonably be expected to have a Material Adverse Effect.

(d) Making the Advances. Each Advance shall be made by the Borrower delivering a Request for Advance to the Postpetition Lender specifying the amount of such Advance. Each Request for Advance must be delivered to the Postpetition Lender by the Borrower before 12:00 P.M. (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Advance; provided however that no such Advance shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Loan would exceed the Maximum Rate. Any Request for Advance received by the Postpetition Lender after 12:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. The amount of the Advance requested from the Postpetition Lender shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by: (i) depositing the same, in same day funds, in an account of the Borrower; (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing; or (iii) with respect to Advances to pay off the Initial Postpetition Financing Facility, paying the Proceeds of such Advances directly to the Postpetition Lender.

(e) Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Postpetition Lender against any loss or expense it may incur pursuant to Section 2.11 as a result of any failure to borrow any Advance after a Request for Advance, including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth herein.

(f) Minimum Amounts. Each Advance shall be in an amount of not less than Fifty Thousand and No/100 Dollars ($50,000.00).

(g) Interest Rate.

(i) The Advances shall bear interest at a rate equal to seven percent (7.0%) plus the greater of (x) the LIBOR Rate or (y) three percent (3.0%).

(ii) The rate of interest due hereunder shall initially be determined as of the date of the initial Advance and shall thereafter be adjusted on the first day of the immediately succeeding calendar month and the first day of each month thereafter (each an “Adjustment Date”). All such adjustments to said rate shall be made and become effective as of each subsequent Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of a year of three hundred sixty five (365) days, but charged for actual days principal is outstanding. In no event shall the applicable rate exceed the Maximum Rate.

(h) Payment of Interest; Repayment of the Postpetition Loans. The Borrower will pay interest on the Postpetition Loans on each Monthly Payment Date, commencing on the first Monthly Payment Date following the date on which an Advance is made, and continuing on each Monthly Payment Date thereafter until the Maturity Date. The Borrower authorizes the Postpetition Lender to charge to the Postpetition Loan in an amount equal to any interest payment not made when due. On the Maturity Date, the amount of the then unpaid principal balance of the Postpetition Loan and any and all other amounts due and owing hereunder or under any other Postpetition Financing Document relating to the Postpetition Loan shall be due and payable.

(i) Mandatory Prepayments. If at any time prior to the repayment in full of all Postpetition Obligations (other than contingent indemnification obligations for which no claim has been made), including subsequent to the confirmation of any Chapter 11 plan with respect to the Borrower, the Borrower, any trustee, any examiner with expanded powers or any responsible officer subsequently appointed, shall (i) obtain credit or incur debt pursuant to sections 364(b), 364(c), or 364(d) of the Bankruptcy Code in violation of the terms of this Agreement or the Orders, (ii) receive proceeds from a Disposition of Collateral (including a sale of all or substantially all of the assets of the Borrower), or (iii) suffer an Event of Loss, then all of the net cash proceeds derived from such credit, debt, or Net Proceeds derived from such Disposition or Event of Loss shall, within two (2) Business Days, and with respect to the proceeds of the Collateral of the Guarantor subject to Section 7.4 of the Postpetition Pledge Agreement, be paid to the Postpetition Lender for reduction of the Postpetition Obligations under this Agreement. After all the Postpetition Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full and the Postpetition Commitment terminated, and after the Carve Out and all of the Prepetition Indebtedness has been paid and satisfied in full, any remaining proceeds of Collateral shall be applied in accordance with the Orders or any other applicable court order or delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law.

Section 2.02. Evidence of Debt. The extension of credit made by the Postpetition Lender shall be evidenced by one or more accounts or records maintained by the Postpetition Lender in the ordinary course of business. The accounts or records maintained by the Postpetition Lender shall be prima facie evidence of the amount of the credit extensions made by the Postpetition Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Postpetition Obligations. Upon the termination of the Postpetition Commitment and repayment of all Postpetition Obligations hereunder, the Postpetition Lender shall, at the request of the Borrower (and at the Borrower’s expense), return to the Borrower the Postpetition Note evidencing the Postpetition Loans marked “cancelled.”

Section 2.03. Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Postpetition Lender should raise a substantial question as to whether it is) unlawful for the Postpetition Lender to make, maintain or fund LIBOR Rate Loans, then: (a) the Postpetition Lender shall promptly notify the Borrower; and (b) the obligation of the Postpetition Lender to make LIBOR Rate Loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, the Postpetition Lender shall make loans to the Borrower that are deemed lawful and that as closely as possible reflect the terms of this Agreement.

Section 2.04. Payments and Computations.

(a) Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Postpetition Financing Documents shall be made to the Postpetition Lender in dollars and in immediately available funds, subject to Section 2.17, without set-off, deduction, or counterclaim, including all payment or withholdings for taxes, imposts, assessments, or other withholdings or deductions whatsoever, not later than 12:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Postpetition Lender the sums payable hereunder to which such payment is to be applied and in the event that the Borrower fails to so specify, or if an Event of Default exists, or if such payment is made in respect of a mandatory prepayment as set forth in Section 2.01(i) which has not yet been made, the Postpetition Lender may subject to Section 2.04(d), apply such payment and proceeds of any Collateral to the Postpetition Obligations in such order and manner as it may elect in its sole discretion.

(b) Application of Funds. The Postpetition Lender may apply all payments received from the Guarantor or any other guarantor for the benefit of the Borrower to the Postpetition Obligations in such order and manner as the Postpetition Lender may elect in its sole discretion; provided that any payments received from any guarantor or from any disposition of any Collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.

(c) Payments on a Non-Business Day. Whenever any payment under any Postpetition Financing Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.

(d) Proceeds of Collateral. All proceeds received by the Postpetition Lender from the sale or other liquidation of the Collateral by the Postpetition Lender, when an Event of Default exists or a mandatory prepayment under Section 2.01(i) is required, shall first be applied as payment of the accrued and unpaid fees and expenses of the Postpetition Lender (including reasonable attorneys’ fees and expenses), including under Section 7.04, and then to all other unpaid or unreimbursed Postpetition Obligations, until the Postpetition Obligations have been paid and satisfied in full or cash collateralized. After all the Postpetition Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full and the Postpetition Commitment terminated, and after the Carve Out and all of the Prepetition Indebtedness has been paid and satisfied in full, any remaining proceeds of Collateral shall be applied in accordance with the Orders or any other applicable court order or delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law.

(e) Computations. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of three hundred sixty five (365) days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

Section 2.05. Default Interest. In addition to the rights and remedies set forth in this Agreement and the other Postpetition Financing Documents: (a) if the Borrower fails to make any payment to the Postpetition Lender when due, then at the Postpetition Lender’s option in each instance upon notice to the Borrower, the overdue Postpetition Obligations shall bear interest from the date due to the date paid at two percent (2%) per annum in excess of the rate of interest that would otherwise be applicable to the Postpetition Obligation; (b) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at the Postpetition Lender’s option in each instance upon notice to the Borrower, the unpaid principal balances of the Postpetition Loans shall bear interest from the date of the Event of Default or such later date as the Postpetition Lender shall elect at two percent (2%) per annum in excess of the rate(s) of interest that would otherwise be in effect on the Postpetition Loans under the terms of this Agreement; (c) after the maturity of any Postpetition Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Postpetition Loan (including principal, interest, fees and expenses) shall automatically bear interest at two percent (2%) per annum in excess of the rate of interest that would otherwise be in effect on the Postpetition Loan under the terms of this Agreement. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the applicable Monthly Payment Date.

Section 2.06 Super-Priority Nature of Obligations and Liens. All Postpetition Obligations shall at all times, subject the Carve-Out:

(a) constitute, under section 364(c)(1) of the Bankruptcy Code, allowed superpriority administrative expense claims against the Borrower and the Guarantor having priority over all administrative expenses of the kind specified in, or ordered pursuant to, any provision of the Bankruptcy Code, including those specified in, or ordered pursuant to, sections 105, 326, 328, 330, 365, 503(b), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, or otherwise (whether incurred in the Chapter 11 Cases or following any conversion thereof to a case under chapter 7 of the Bankruptcy Code or any other proceeding related hereto or thereto), which superpriority claims shall, subject to the Carve-Out, be payable from and have recourse to all prepetition and postpetition property of the Borrower, the Guarantor and all proceeds thereof.

(b) be secured by valid, binding, enforceable, perfected Priming Liens in the Collateral and the Prepetition Collateral, which (i) shall constitute first priority liens in and to all otherwise unencumbered Collateral and Prepetition Collateral pursuant to section 364(c)(2) of the Bankruptcy Code; (ii) shall (A) be senior to and prime the Prepetition Liens and any other Primed Liens pursuant to section 364(d)(1) of the Bankruptcy Code; and (iii) shall be immediately junior in priority to any and all Non-Primed Liens, pursuant to section 364(c)(3) of the Bankruptcy Code.

Section 2.07. Survival of Claims. The (a) Postpetition Obligations shall survive the entry of an order (i) confirming any Chapter 11 plan in the Borrower’s Chapter 11 Case, (ii) converting the Borrower’s Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Borrower’s Chapter 11 Case, and (b) the superpriority administrative claims granted relating to the Postpetition Obligations and all Postpetition Liens granted to the Postpetition Lender shall continue in full force and effect and maintain their respective priority as set forth in the Orders until the payment in full of the Postpetition Obligations (other than contingent indemnification obligations for which no claim has been made).

Section 2.08. Waiver of any Priming Rights. Other than the Carve-Out or as otherwise provided in the Orders, the Borrower hereby irrevocably waives any right, pursuant to sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien that is greater, equal or junior in priority to the Postpetition Liens securing the Postpetition Obligations, or to approve or grant a claim of equal or superior priority than the Postpetition Obligations, in and on all now existing and hereafter acquired assets of any kind or nature of the Borrower.

Section 2.09. Maximum Rate Limitation. Anything in this Agreement, any Postpetition Note, or the other Postpetition Financing Documents to the contrary notwithstanding, the Borrower shall not be required to pay unearned interest on any Postpetition Note or any of the Postpetition Obligations, or ever be required to pay interest on any Postpetition Note or any of the Postpetition Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, any Postpetition Note or any of the other Postpetition Financing Documents would exceed the Maximum Rate, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, any Postpetition Note or any of the other Postpetition Financing Documents shall be reduced to the Maximum Rate. If any unearned interest or discount or property that is deemed to constitute interest (including to the extent that any of the fees payable by the Borrower for the Postpetition Obligations to the Postpetition Lender under this Agreement, any Postpetition Note, or any of the other Postpetition Financing Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Postpetition Note, be either refunded to the Borrower, or credited on the principal of such Postpetition Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Postpetition Lender under their Postpetition Note, or under any of the Postpetition Financing Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Postpetition Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Postpetition Loans evidenced by the Postpetition Note, and any renewals thereof, all interest at any time contracted for, charged or received by the Postpetition Lender in connection therewith. This Section 2.09 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Postpetition Financing Documents, and the terms of this Section 2.09 shall be deemed to be incorporated in every Postpetition Financing Document and communication related thereto.

Section 2.10. [Reserved.]

Section 2.11. Compensation. Upon the request of the Postpetition Lender, the Borrower shall pay to the Postpetition Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Postpetition Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of: (a) any payment, prepayment, or conversion of a LIBOR Rate Loan for any reason on a date other than the last day of the Interest Period for the Postpetition Loan; or (b) any failure by the Borrower for any reason (including the failure of any condition precedent specified in Section 3.01 to be satisfied) to borrow, extend, or prepay a LIBOR Rate Loan on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this Agreement. Such indemnification may include any amount equal to the excess, if any, of: (y) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed or extended, for the period from the date of such prepayment or of such failure to borrow or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein, over (z) the amount of interest (as reasonably determined by the Postpetition Lender), which would have accrued to the Postpetition Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR (London Interbank Offered Rate) market. The covenants of the Borrower set forth in this Section 2.11 shall survive the repayment of the Postpetition Loan and other obligations under the Postpetition Financing Documents.

Section 2.12. Prepayment of Postpetition Loan. The Borrower may, at any time and from time to time, upon five (5) Business Days prior written notice to the Postpetition Lender or such shorter notice period as may be agreed to by the Postpetition Lender, prepay the outstanding amount of the Postpetition Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium. Any prepayment under this Agreement shall not otherwise affect the Borrower’s obligation to pay any fees due under this Agreement.

Section 2.13. Commitment Fee; Administration Fee.

(a) Commitment Fee. The Borrower agrees to pay to the Postpetition Lender on the Closing Date a commitment fee equal to two percent (2.0%) of the aggregate Postpetition Commitment. The Borrower authorizes the Postpetition Lender to charge to the Postpetition Loan in an amount equal to such fee. Such fee shall be fully earned and nonrefundable when paid.

(b) Administration Fee. The Borrower agrees to pay to the Postpetition Lender on the Closing Date a loan administration fee equal to one half of one percent (0.50%) of the aggregate Postpetition Commitment. The Borrower authorizes the Postpetition Lender to charge the Postpetition Loan in an amount equal to such fee. Such fee shall be fully earned and nonrefundable when paid.

Section 2.14. Reserves on LIBOR Rate Loans. The Borrower shall pay the Postpetition Lender, as long as it shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency liabilities (as defined in Regulation D), additional interest on the unpaid principal amount of each LIBOR Rate Loan of the Postpetition Lender equal to the actual costs of such reserves allocated to such Postpetition Loan by the Postpetition Lender (as determined by the Postpetition Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Postpetition Loan, provided that the Borrower shall have received at least ten (10) days’ prior written notice of such additional interest from the Postpetition Lender. If the Postpetition Lender fails to give written notice ten (10) days prior to the last day of the relevant Interest Period, such additional interest shall be due and payable ten (10) days from receipt of such written notice.

Section 2.15. Commitment Termination. The Borrower may terminate the Postpetition Commitment at any time upon five (5) Business Days prior written notice to the Postpetition Lender or shorter notice period agreed to by the Postpetition Lender, provided, that such notice shall not terminate any Postpetition Obligations of the Borrower under any Postpetition Financing Document.

Section 2.16. Effect of Termination. On the effective date of any termination of the entire outstanding Postpetition Commitment pursuant to Section 2.15 or Section 6.02 (but not pursuant to a reduction due to the borrowing of Advances in the full amount of the Postpetition Commitment), all Postpetition Obligations shall be immediately due and payable. All undertakings of the Borrower contained in the Postpetition Financing Documents shall survive any termination (subject to Section 7.11), and the Postpetition Lender shall retain its Priming Liens in the Collateral and all of its rights and remedies under the Postpetition Financing Documents until payment in full of the Postpetition Obligations (other than contingent indemnification obligations for which no claim has been made). The provisions of Section 2.16 shall survive payment in full of the Postpetition Obligations.

Section 2.17. Withholding Taxes.

(a) All payments by the Borrower of amounts payable under any Postpetition Financing Document shall be payable without deduction for or on account of any present or future taxes, duties, or other charges levied or imposed by any governmental authority through withholding or deduction with respect to any such payments (but excluding (i) any tax imposed on or measured by the net income or profit of a Postpetitition Lender (which such term shall include for purposes of Section 2.17 and 2.18 a participant) and (ii) any branch profits tax imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located) (all such taxes, duties or other charges, giving effect to the taxes excluded pursuant to the foregoing parenthetical herein the “Non-Excluded Taxes”). If any Non-Excluded Taxes are so levied or imposed, the Borrower shall make additional payments in such amounts so that every net payment of amounts payable by them under any Postpetition Financing Document, after withholding or deduction for or on account of any Non-Excluded Taxes, will be equal to the amount provided for herein or therein; provided that the Borrower may withhold to the extent required by law and shall have no obligation to pay such additional amounts to any Postpetition Lender to the extent that such Non-Excluded Taxes are (i) levied or imposed by reason of the failure or inability of such Postpetition Lender to comply with the provisions of Section 2.18, (ii) United States withholding taxes, except to the extent resulting from a change in law occurring after such Postpetition Lender becomes a party to the Postpetition Financing Documents or designates a new lending office for receipt of amounts hereunder, except to the extent its predecessor or prior lending office was entitled, at the time of such assignment or designation, to such additional amounts under this Section 2.17, (iii) backup withholding taxes under Section 3406 of the Code or (iv) taxes (including penalties or interest) that are attributable to a Postpetition Lender’s gross negligence or willful misconduct. The Borrower shall furnish promptly to the Postpetition Lender for distribution to each participant, as the case may be, official receipts evidencing any such withholding or reduction.

(b) Refund. If any Postpetition Lender determines that it has received a refund of any taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of the AgStar Financial Services, PCA (for purposes of Sections 2.17 and 2.18 the “Agent”) or such Postpetition Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).

Section 2.18. Withholding Tax Exemption.

(a) Each Postpetition Lender that is not incorporated or organized under the laws of the United States of America or a state thereof (a “Non-U.S. Postpetition Lender”) agrees that it will deliver to the Borrower within ten (10) Business Days of the Closing Date (or, in the case of an assignee, on the date of assignment) two duly completed copies of either United States Internal Revenue Service Form W8-ECI, W-8 BEN, W-8 IMY, other withholding form and/or certificate (and/or any applicable successor form or certificates), certifying in either case that such Non-U.S. Postpetition Lender is entitled to receive payments from the Borrower under any Postpetition Financing Document without deduction or withholding of any United States federal income taxes. In the case of a Non-U.S. Postpetition Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(s) of the Code, with respect to payments of “portfolio interest”, it will deliver to the Borrower within ten (10) Business Days of the Closing Date (or, in the case of an assignee, on the date of assignment) two Forms W-8 (and/or any subsequent versions thereof or successors thereto) properly completed and duly executed by such Non-U.S. Postpetition Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under the Postpetition Financing Documents, along with a certificate, in form and substance reasonably satisfactory to Borrower and the Agent, establishing that such Non-U.S. Postpetition Lender is entitled to the portfolio interest exemption. Each other Postpetition Lender agrees to deliver to the Borrower within ten (10) Business Days of the Closing Date and an assignee or transferee of an interest under this Agreement (unless the respective Postpetition Lender was already a Postpetition Lender under immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Postpetition Lender, one or more accurate and complete original signed copies (as the Borrower or Postpetition Lender may reasonably request) of United States Internal Revenue Service Form W-9 or successor applicable form, as the case may be. Each Postpetition Lender which so delivers any form described in this Section 2.18(a) further undertakes to deliver to the Borrower two (2) additional copies of such form on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Postpetition Lender is entitled to receive payments from the Borrower under any Postpetition Financing Document without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law, or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Postpetition Lender from duly completing and delivering any such form with respect to it and such Postpetition Lender advises the Borrower that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.

(b) A Postpetition Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Postpetition Lender is legally entitled to complete, execute and deliver such documentation if in such Postpetition Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Postpetition Lender.

(c) If the form provided by a Postpetition Lender at the time such Postpetition Lender first becomes a party to this Agreement indicates a U.S. interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Non-Excluded Taxes unless and until such Postpetition Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered excluded from Non-Excluded Taxes only for periods governed by such form.

(d) If the Agent assigns less than its entire interest in the Postpetition Loans or grants one or more participations in the Postpetition Loans, then the Agent shall act as withholding and reporting agent for income tax purposes with respect to payments made to such assignee(s) or participant(s). Any such assignees shall provide copies of all withholding forms to Borrower and the Agent. Any such participants shall provide copies of all withholding forms to the Agent and, if such participants have direct rights against the Borrower, to the Borrower.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Closing. The obligations of the Postpetition Lender to make, close, and fund the initial Postpetition Loans contemplated herein, are subject to the following conditions precedent:

(a) Interim Order. The Interim Order shall (i) have been entered by the Bankruptcy Court on due and proper notice in form and substance acceptable to the Postpetition Lender, (ii) grant the Priming Liens, (iii) approve the transactions contemplated in this Agreement on an interim basis as set forth therein, (iv) otherwise contain terms and provisions acceptable to the Postpetition Lender, including a provision that upon entry of the Interim Order, the Postpetition Lender, the Prepetition Agent, the Prepetition Lenders, and all of their respective counsel, advisors and consultants shall each be entitled to the benefit of a “Good Faith” finding pursuant to section 364(e) of the Bankruptcy Code, (v) not have been appealed, stayed, reversed, or modified (except for such modifications as may be acceptable to the Postpetition Lender) and (v) authorize and direct the Borrower to pay the Adequate Protection Payments to the Prepetition Agent (out of the proceeds of the Postpetition Loans);

(b) DIP Budget. The Postpetition Lender shall have received the initial DIP Budget in form and substance acceptable to the Postpetition Lender, with such additional supporting documentation and information regarding the DIP Budget as the Postpetition Lender may require;

(c) Financial Statements. The Postpetition Lender shall have received Financial Statements of the Borrower for the then most recently ended month of the Borrower ending at least thirty (30) days prior to the Closing Date;

(d) Request for Advance. The Postpetition Lender shall have received a Request for Advance, dated as of the Closing Date, from the Borrower;

(e) No Material Adverse Effect. Since the Petition Date, there shall have been no Material Adverse Effect, other than those Material Adverse Effects of which the Postpetition Lender has been made aware of prior to the date of this Agreement and which are listed on Schedule 3.01(e);

(f) Representations and Warranties. The representations and warranties made in Article 4 shall be true and correct in all material respects on and as of such date, before and after giving effect to the Postpetition Loans and to the application of the proceeds therefrom, as though made on and as of such date except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date;

(g) No Default. No Default or Event of Default shall exist or be continuing or would result from the Postpetition Loans or the application of the proceeds therefrom as of such date;

(h) Fees and Payments. The Borrower shall have (i) paid the fees and expenses required to be paid on or before the Closing Date referred to in this Agreement, (ii) paid in full the Initial Postpetition Financing Facility, and (iii) made the Adequate Protection Payments for the period from the Petition Date through the Closing Date, including the fees and expenses required to be paid hereunder of counsel to the Prepetition Agent;

(i) Automatic Stay. Pursuant to the terms of the Orders, the automatic stay provisions of section 362 of the Bankruptcy Code shall have been vacated and modified to the extent necessary to permit the Postpetition Lender to file any financing statements or other documents appropriate in its discretion and to exercise, upon the occurrence and during the continuation of any Event of Default (as defined in this Agreement), all rights and remedies provided for in this Agreement, the Orders, and the other Postpetition Financing Documents, and to take any or all of the following actions without further order of or application to the Bankruptcy Court: (i) terminate the Borrower’s use of Cash Collateral and cease to make any loans or advances to the Borrower; (ii) declare all Postpetition Obligations to be immediately due and payable; (iii) terminate the Postpetition Commitment under this Agreement and the other Postpetition Financing Documents; (iv) offset and apply immediately against the Postpetition Obligations and otherwise enforce rights against the Collateral or the Prepetition Collateral in the possession of the Postpetition Lender for application towards the Postpetition Obligations; and (v) take any other actions or exercise any other rights or remedies permitted under the Orders, this Agreement, the other Postpetition Financing Documents or applicable law to effect the repayment and satisfaction of the Postpetition Obligations; provided, however, that the Postpetition Lender shall provide five (5) Business Days’ written notice (by facsimile, telecopy, electronic mail or otherwise) to the U.S. Trustee, counsel to the Debtors, counsel to the Prepetition Agent, and counsel to any Committee prior to exercising any enforcement rights or remedies in respect of the Collateral or the Prepetition Collateral (other than the rights described in clauses (i), (ii) and (iii) above);

(j) Consents; Certificate. The Postpetition Lender shall have received satisfactory evidence that the Borrower has obtained all required consents and approvals of all Persons including all requisite Governmental Authorities to the execution, delivery and performance of this Agreement and the other Postpetition Financing Documents and an officer’s certificate in form and substance satisfactory to the Postpetition Lender affirming that such consents and approvals shall have been obtained;

(k) Administrative Claims. Other than the Carve-Out or as otherwise permitted in any of the Orders, no administrative claim that is senior to or pari passu with the superpriority claims of the Postpetition Lender shall exist; and

(l) Compliance with Orders, Etc. The Borrower shall have complied with all of the terms, conditions and covenants set forth in the Interim Order.

(m) Deliveries at Closing. The Postpetition Lender shall have received the following, in form and substance satisfactory to the Postpetition Lender:

(i) This Agreement, duly executed by the Borrower and the Postpetition Lender;

(ii) The Postpetition Note, duly executed by the Borrower;

(iii) The Postpetition Mortgage, fully executed and notarized, granting a first priority Lien on the Real Property and any improvements thereon to the Postpetition Lender, subject only to Permitted Liens;

(iv) The Postpetition Security Agreement, duly executed by the Borrower;

(v) The Postpetition Guaranty, duly executed by the Guarantor;

(vi) The Postpetition Pledge Agreement, duly executed by the Guarantor and acknowledged by the indicated Debtors;

(vii) To the extent not previously delivered, copies of all Material Contracts, executed on or prior to the date of the initial Advance, reasonably requested by the Postpetition Lender, between the Borrower and third parties used in the normal operations of the Borrower, including management agreements, marketing agreements, and corn delivery agreements; and

(viii) Evidence that the costs and expenses (including attorneys’ fees) referred to in Section 7.04, to the extent incurred and invoiced, shall have been paid in full.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Borrower. The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Minnesota and is qualified to do business in all other jurisdictions in which the nature of its business makes such qualification necessary and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Subject to the entry and the terms of the Interim Order and the Final Order, as applicable, the Borrower has the limited liability company power and authority to own and operate its assets and to carry on its business and to execute, deliver, and perform its obligations under the Postpetition Financing Documents to which it is a party. There are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, membership interests (units) of the Borrower, except for those set forth on Schedule 4.01(a).

(b) The Postpetition Financing Documents. Subject to the entry and the terms of the Interim Order and the Final Order, as applicable, the execution, delivery and performance by the Borrower of the Postpetition Financing Documents to which it is a party are within the Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action on the part of the Borrower, do not contravene: (i) the articles of organization or operating agreement of the Borrower; or (ii) any law or any material contractual restriction binding on the Borrower the violation of which could reasonably be expected to have a Material Adverse Effect; and, except as contemplated or created by this Agreement and the other Postpetition Financing Documents, the execution, delivery and performance by the Borrower of the Postpetition Financing Documents do not result in or require the creation of any Lien upon or with respect to any of its properties.

(c) Enforceability. Subject to the entry and the terms of the Interim Order and the Final Order, as applicable, this Agreement is, and each other Postpetition Financing Document to which the Borrower is a party when delivered will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity.

(d) Liens. Except as created by the Postpetition Financing Documents, and the Permitted Liens, there is no Lien upon or with respect to any of the properties of the Borrower, which secures Debt of any Person.

(e) Taxes. The Borrower (i) has filed or caused to be filed all federal income and all material state and local tax returns that are required to be filed (except if non-filing is permitted by the Bankruptcy Code for the period during which such non-filing is permitted by the Bankruptcy Code) and (ii) has paid all material taxes, assessments, and governmental charges or levies upon it and its property, income, profits and assets which are shown to be due and payable on a return or report described in clause (i), except where (A) such items are not yet delinquent, (B) the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on the Borrower’s books therefore, or (C) the non-payment of such items is permitted by Bankruptcy Code for the period during which such non-payment is permitted by the Bankruptcy Code.

(f) Intellectual Property. The Borrower owns, or has the legal right to use, all patents, registered trademarks and registered copyrights which are necessary for it to conduct its business as currently conducted (collectively the “Intellectual Property”), except where the failure to so own or so have such legal right to use could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, set forth in Schedule 4.01(f) is a list of all Intellectual Property registered with the United States Copyright Office or the United States Patent and Trademark Office and owned by the Borrower. Except as provided in Schedule 4.01(f), to the knowledge of the Borrower, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims or infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(g) Reorganization Matters.

(i) Borrower’s Chapter 11 Case. The Borrower’s Chapter 11 Case was commenced on October 31, 2008, in accordance with applicable law and proper notice thereof and proper notice of the hearings to consider the respective Orders have been given.

(ii) Administrative Expense Claims. After the entry of the Orders, as applicable, the Postpetition Obligations of the Borrower will constitute allowed administrative expense claims in the Borrower’s Chapter 11 Case, subject to the Carve-Out, having priority over all administrative expense claims and unsecured claims against the Borrower now existing or hereafter arising, of any kind whatsoever, to the extent provided, and as more fully set forth, in the Orders.

(iii) Liens. After the entry of the Orders, as applicable, the Postpetition Obligations will be secured by valid and perfected Liens on all of the Collateral and such Liens shall have the priorities set forth in the Orders and the other Postpetition Financing Documents.

(iv) Perfection of Liens. Notwithstanding any failure on the part of the Postpetition Lender to perfect, maintain, protect or enforce any Liens and security interests in the Collateral granted pursuant to the Postpetition Mortgage, the Postpetition Security

Agreement, the other Postpetition Financing Documents, the Interim Order and the Final Order (when entered) shall automatically, and without further action by any Person, perfect such Liens and security interests against the Collateral; provided however that the Postpetition Lender may take additional steps or require the Borrower to perfect, maintain, protect or enforce any Liens and security interests in the Collateral granted pursuant to the Postpetition Security Agreement or the other Postpetition Financing Documents.

(v) Effectiveness. The Interim Order and the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed, modified, varied or amended without the consent of the Postpetition Lender.

(vi) Remedies. Pursuant to the terms of the Interim Order and the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, the automatic stay of section 362 of the Bankruptcy Code has been modified to permit enforcement of the Postpetition Lender’s rights and remedies under this Agreement and the other Postpetition Financing Documents.

(h) DIP Budget. The DIP Budget has been prepared by the Borrower in light of the past operations of the business of Borrower, and reflects the budget for the period contained therein, on a week by week basis. The DIP Budget is based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower at the time the DIP Budget is submitted to the Postpetition Lender and reflects the Borrower’s good faith and reasonable estimates of the future financial performance of Borrower at the time the DIP Budget is submitted to the Postpetition Lender and of the other information projected therein for the periods set forth therein.

(i) Employee Benefit Plans. The Borrower is in compliance in all material respects with the applicable provisions of ERISA, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(j) Environmental Compliance. Except as set forth in Schedule 4.01(j), the Borrower is in compliance with all applicable Environmental Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(k) Material Adverse Change. As of the Closing Date, there exists no event or circumstance which could reasonably be expected to have a Material Adverse Effect on the rights and remedies of the Postpetition Lender under any of the Postpetition Financing Documents.

(l) Events of Default. No Event of Default has occurred and is continuing.

(m) Insurance. The Borrower has obtained and has complied with all covenants regarding insurance contained in this Agreement and the other Postpetition Financing Documents, including the requirements set forth in Section 5.01(d).

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants. So long as any Postpetition Obligations (other than contingent indemnification obligations not then due and payable) remain unpaid or the Postpetition Lender shall have any commitment hereunder, the Borrower shall, unless the Postpetition Lender shall otherwise consent in advance in writing:

(a) Compliance with Laws, etc. Comply in all material respects with all laws, rules, regulations and orders applicable to it, including (i) zoning and land use laws, (ii) employee benefit and Environmental Laws, and (iii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except for items which are not yet delinquent or to the extent contested in good faith except, in each case, where the failure to so comply with such laws, rules, regulations or orders could not reasonably be expected to have a Material Adverse Effect, or the non-payment of which is permitted by Bankruptcy Code for the period during which such non-payment is permitted by the Bankruptcy Code.

(b) Visitation Rights; Field Examination. During normal business hours and from time to time upon reasonable prior written notice, permit the Postpetition Lender or its representatives (including its financial advisors, appraisers, and independent accountants) to (i) examine and make copies of and abstracts from the records and books of account of the Borrower, and (ii) enter onto the Real Property of the Borrower to conduct field examinations and Collateral inspections, provided that such inspections or examinations do not unreasonably interfere with the Borrower’s use of the Real Property or the operation of the Project, and (iii) discuss the affairs, finances, and accounts of the Borrower with any of the Borrower’s Senior Officers, and the Borrower shall be obligated to reimburse the Postpetition Lender for its reasonable and documented out-of-pocket costs and expenses in connection therewith. Upon the occurrence and during the continuance of an Event of Default or in the event that there are deemed by the Postpetition Lender to be any material inconsistencies and/or material noncompliance with respect to any financial or other reporting on the part of the Borrower, then with respect to any and all visits and inspections described in clauses (i), (ii) and (iii) above deemed necessary or desirable on account of such Event of Default, inconsistency and/or noncompliance, the Borrower shall be required to reimburse the Postpetition Lender for the reasonable and documented out-of-pocket costs and expenses of the Postpetition Lender in connection with such visits or inspections. In addition to the foregoing, at any reasonable time during normal business hours and from time to time as the Postpetition Lender may reasonably request upon reasonable prior written notice, the Borrower also shall permit the Postpetition Lender or representatives thereof, at the expense of the Borrower, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its officers. Nothing set forth in this Section 5.01(b) shall be deemed to limit any of the Postpetition Lender’s rights under the Orders.

(c) Reporting Requirements. Furnish to the Postpetition Lender:

(i) as soon as available, but in no event later than thirty (30) days after the end of each fiscal month of the Borrower, a copy of unaudited monthly consolidated financial statements of the Borrower (including balance sheet, statements of income and cash flows, statement of changes in owner’s equity, and, if any, accompanying notes thereto (the “Financial Statements”), in each case prepared in accordance with GAAP in all material respects (except for the omission of footnotes and for the effect of normal year-end audit adjustments);

(ii) promptly upon the Postpetition Lender’s request therefor, copies of all reports and notices which the Borrower files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower receives from the Pension Benefit Guaranty Corporation or the U.S. Department of Labor;

(iii) notwithstanding anything to the contrary set forth in the foregoing Section 5.01(c)(ii), within thirty (30) days after a Senior Officer of the Borrower becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to the Borrower, a statement describing such Reportable Event and the actions the Borrower proposes to take in response to such Reportable Event;

(iv) in addition to providing Postpetition Lender with the written documentation required under this Section 5.01(c), upon request of the Postpetition Lender, make one or more Senior Officers available for conference calls or other meetings with the Postpetition Lender to discuss information contained in any of the Financial Statements, written reports, or other documents provided to the Postpetition Lender under the terms of this Agreement, and to discuss, among other things, the current status of VeraSun Energy Corporation, Borrower’s production and profitability, and Borrower’s risk management plans and hedging positions, such meetings shall occur monthly or more frequently upon request of the Postpetition Lender;

(v) at the request of the Postpetition Lender, as soon as available but in no event later than three (3) Business Days following such request, a detailed summary of all sales, leases, exchanges and other transfers and dispositions of assets;

(vi) promptly, and in any event within ten (10) Business Days after any Senior Officer of the Borrower obtains knowledge of the occurrence of an Event of Default or a Default that is continuing, notice of such Event of Default or Default;

(vii) promptly after transmittal or filing thereof by the Borrower or the Guarantor, copies of all proxy statements, notices and reports sent to its members or shareholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission); provided that, for purposes of this Section 5.01(c)(vii), notice of the filing with the Securities and Exchange Commission shall constitute delivery of such proxy statements, registration statements, notices or reports;

(viii) promptly, and in any event within ten (10) Business Days after any Senior Officer of the Borrower becoming aware thereof, notice of any development or event which has had or could reasonably be expected to have a Material Adverse Effect;

(ix) on the third Business Day of each week following the Closing Date, a comparison of actual receipts and expenses to budgeted receipts and expenses in the DIP Budget for the preceding week; and

(x) within five (5) days of the date submitted, copies of all reports, filings and other documents submitted to the United States Trustee in the Borrower’s Chapter 11 Case.

(d) Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, including workers’ compensation insurance, property insurance and comprehensive general liability insurance, directors and officers liability insurance, commercial liability insurance, or such other amounts and risk as approved by the Postpetition Lender. All such policies (other than workers’ compensation insurance and directors and officers liability insurance) insuring any Collateral for the Borrower’s obligations to the Postpetition Lender or the Postpetition Lender shall name the Postpetition Lender as an additional insured and have mortgagee loss payable clauses or endorsements naming Postpetition Lender as a lender loss payee, and otherwise in form and substance reasonably acceptable to the Postpetition Lender. Each insurance policy covering Collateral shall be in compliance with the requirements of the Postpetition Financing Documents in all material respects. In case of any loss covered by any policy of casualty insurance held as Collateral, the Borrower is hereby authorized to settle, adjust and compromise any claim arising out of such policies, and to collect and receive the proceeds payable therefrom only with the prior written consent of the Postpetition Lender. In accordance with Section 2.01(i), the proceeds or any part of any casualty proceeds shall be paid by the Borrower to the Postpetition Lender and shall be applied to the restoration or repair of the Project or to the reduction of the Postpetition Obligations under this Agreement. To the extent not previously supplied to the Postpetition Lender in connection with the Prepetition Indebtedness, Borrower shall provide the Postpetition Lender within ten 10 Business Days of the Closing Date duplicate insurance policies for the insurance required hereunder and under the Postpetition Financing Documents.

(e) Property Maintenance. Maintain and preserve all of its property and each and every part and parcel thereof that is necessary to or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted and except as may be disposed of in accordance with the terms of the Postpetition Financing Documents, and make all repairs, replacements, and renewals thereof as may from time to time be necessary in order to ensure that its properties remain in good working order and condition, except, in each case, as could not reasonably be expected to have a Material Adverse Effect. The Borrower agrees that upon the occurrence and during the continuing existence of an Event of Default, at the Postpetition Lender’s request, the Borrower will furnish to the Postpetition Lender a report on the condition of the Borrower’s property prepared by a professional engineer reasonably satisfactory to the Postpetition Lender.

(f) Keeping Books and Records. Maintain adequate books of record and account in which full, true, and correct entries to permit the preparation of Financial Statements in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

(g) CRO. Retain a chief restructuring officer of the Borrower and the other Debtors (“CRO”), the retention of which shall be approved by the Bankruptcy Court and the engagement and retention of which shall be acceptable to the Postpetition Lender. Jim Bonsall of AlixPartners shall be deemed acceptable by the Postpetition Lender as a CRO.

(h) Additional Assurances. Make, execute and deliver to the Postpetition Lender such promissory notes, mortgages, deeds of trust, instruments, documents and other agreements as the Postpetition Lender or its counsel may reasonably request to evidence and secure the Postpetition Loans and to perfect its Liens and security interests as contemplated by the Postpetition Financing Documents.

(i) Postpetition Lender’s Reliance. The Borrower acknowledges that the Postpetition Lender is entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from any other VeraSun Entity. Therefore, from and after the date of execution and delivery of this Agreement, the Borrower shall take all reasonable steps including all steps that the Postpetition Lender may from time to time reasonably request to maintain the Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of any other VeraSun Entity, and not just a division of any VeraSun Entity, in each case consistent with past practices. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Borrower shall:

(i) observe all organizational and governance formalities as a distinct legal entity;

(ii) maintain the Borrower’s books and records separate from those of any other VeraSun Entity and otherwise readily identifiable as its own assets rather than assets of any other VeraSun Entity; and

(iii) prepare the Borrower’s Financial Statements separately from those of any other VeraSun Entity and insure that any consolidated financial statements of any other VeraSun Entity that include the Borrower have detailed notes clearly stating that the Borrower is a separate legal entity and that its assets will be available first to satisfy the claims of the creditors of the Borrower.

(j) Final Order. Use commercially reasonable efforts to obtain the entry of the Final Order by the Bankruptcy Court and the authorization of the Bankruptcy Court to enter into this Agreement and the other Postpetition Financing Documents;

(k) DIP Budget. The Borrower shall not incur expenses or make payments for any category of expenses set forth the DIP Budget for any week in excess of the amount budgeted for such category in the DIP Budget for such week (provided, however, if the amount budgeted in any category for any week is not paid during such week, the unpaid amount budgeted shall be carried forward and added to the amount budgeted for such category in each following week (without duplication) until paid);

(l) Preservation of Corporate Existence, Etc. The Borrower shall:

(i) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of organization; and

(ii) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except for sales of assets in the ordinary course of business and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(iii) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(m) Sale of Substantially All Assets. The Borrower shall:

(i) on or before January 27, 2009, file with the Bankruptcy Court a motion for approval of a sale of substantially all of the assets of the Borrower and the Affiliated Borrowers in form and substance reasonably acceptable to the Postpetition Lender;

(ii) on or before February 10, 2009, obtain an order of the Bankruptcy Court approving bidding procedures for a sale of substantially all of the assets of the Borrower and the Affiliated Borrowers in form and substance reasonably acceptable to the Postpetition Lender, which order shall authorize (A) credit bids and (B) the solicitation of bids for substantially all of the assets of each of the Borrower and the Affiliated Borrowers separately and for substantially all of the assets of the Borrower and the Affiliated Borrowers collectively;

(iii) on or before March 16, 2009, conduct an auction in accordance with the bidding procedures referenced in the foregoing clause (ii);

(iv) on or before March 17, 2009, obtain an order of the Bankruptcy Court approving the sale or sales of substantially all of the assets of the Borrower and the Affiliated Borrowers in form and substance reasonably acceptable to the Postpetition Lender; and

(v) on or before March 31, 2009, close the sale or sales of substantially all of the assets of the Borrower and the Affiliated Borrowers; and

(n) Final Order. The Final Order shall have been entered by the Bankruptcy Court no later than 30 days after the date of entry of the Interim Order (or such later date as shall be acceptable to the Postpetition Lender), which Final Order shall be in form and substance acceptable to the Postpetition Lender and with only such changes from the Interim Order as are acceptable to the Postpetition Lender. The Final Order shall (i) have been entered on due and proper notice in form and substance acceptable to the Postpetition Lender, (ii) grant the Priming Liens, (iii) approve the transactions contemplated in this Agreement, (iv) otherwise contain terms and provisions acceptable to the Postpetition Lender, including a provision that upon entry of the Final Order, the Postpetition Lender, the Prepetition Agent, the Prepetition Lenders, and all of their respective counsel, advisors and consultants shall each be entitled to the benefit of a “Good Faith” finding pursuant to section 364(e) of the Bankruptcy Code, (v) not have been appealed, stayed, reversed, or modified (except for such modifications as may be acceptable to the Postpetition Lender), and (vi) authorize and direct the Borrower to pay the Adequate Protection Payments to the Prepetition Agent (out of the proceeds of the Postpetition Loans).

Section 5.02. Negative Covenants. So long as any of the Postpetition Obligations (other than contingent indemnification obligations not then due and payable) remain unpaid or the Postpetition Lender shall have any commitment hereunder, the Borrower will not, without the prior written consent of the Postpetition Lender:

(a) Liens, etc. Create or suffer to exist any Lien upon any of its properties, whether now owned or hereafter acquired to secure any Debt of any Person, other than the following (collectively, “Permitted Liens”):

(i) Liens existing as of the Petition Date that constituted “Permitted Liens” (as defined in the Prepetition Credit Agreement);

(ii) the Adequate Protection Liens;

(iii) [Reserved.]; and

(iv) Liens otherwise permitted under any of the Orders.

(b) Distributions. Declare or pay any dividends, purchase or otherwise acquire for value any of its membership interests or units now or hereafter outstanding, or make any Distribution except as otherwise provided in the DIP Budget approved by the Postpetition Lender or the Orders.

(c) Consolidation, Merger, Dissolution, Etc. Merge or consolidate with any other Person or permit any other Person to merge or consolidate with or into the Borrower.

(d) Indebtedness, Etc. Create, incur, assume or suffer to exist any Debt except:

(i) Debt of the Borrower evidenced by the Postpetition Financing Documents;

(ii) Debt of the Borrower evidenced by the Prepetition Financing Documents;

(iii) trade accounts payable and accrued liabilities arising in the ordinary course of the Borrower’s business;

(iv) Debt of the Borrower permitted by Section 5.02(e) of the Prepetition Credit Agreement and incurred prior to the Petition Date;

(v) contracts or agreements arising in the ordinary course of the Borrower’s business other than (a) Material Contracts (as defined in the Prepetition Credit Agreement) in effect as of the Petition Date, and (b) Material Contracts;

(vi) Debt of the Borrower not to exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) in aggregate principal amount at any time outstanding constituting obligations under capital leases entered into prior to the Petition Date; and

(vi) Debt arising from the honoring by a bank of a check or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Debt is extinguished within five (5) Business Days after its incurrence.

(e) Transfer of Assets. Sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets except:

(i) dispositions of Inventory in the ordinary course of business to non-Debtors; and

(ii) dispositions of assets approved in writing by the Postpetition Lender;

(iii) as otherwise provided in Orders or in the DIP Budget as approved by the Postpetition Lender;

(iv) the Borrower and the Subsidiaries may use cash and sell cash equivalents in the ordinary course of business to the extent permitted by the Orders and in accordance with the DIP Budget;

(v) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower;

(vi) the Borrower may surrender or waive contractual rights under executory contracts in the ordinary course of business, and may reject executory contracts with the approval of the Bankruptcy Court; or

(vii) with the approval of the Bankruptcy Court, the Borrower may abandon intellectual property or other propriety rights that are, in its reasonable business judgment, of no material value and no longer practicable in the conduct of its business.

(f) Transactions with Affiliates. Except as set forth in the DIP Budget and permitted by the Orders, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with Guarantor, any Affiliate of the Borrower, Affiliate of the Guarantor, or Affiliate of VeraSun Energy Corporation.

(g) Management Fees and Compensation. Except as set forth in the DIP Budget, pay any management, consulting or other similar fees to any Person.

(h) DIP Budget. Incur expenses or make payments for any category of expenses set forth in the DIP Budget for any week in excess of the amount budgeted for such category in the DIP Budget for such week (provided, however, if the amount budgeted in any category for any week is not paid during such week, the unpaid amount budgeted shall be carried forward and added to the amount budgeted for such category in each following week (without duplication) until paid). Any variance from the DIP Budget shall be deemed to be a material variance and shall require the Postpetition Lender’s consent, and any amounts not included in the DIP Budget that have been approved for payment by the Bankruptcy Court shall not be funded unless and until approved by the Postpetition Lender.

(i) Chapter 11 Claims. Incur, create, assume, suffer to exist or permit (i) any administrative expense, unsecured claim, or other superpriority claim which is senior to or pari passu with to the claims of the Postpetition Lender against the Borrower hereunder, or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out or as is otherwise permitted in any of the Orders, or (ii) any obligation to make or provide adequate protection (whether by the payment of cash or otherwise) other than as expressly set forth in the Orders or as otherwise approved by the Postpetition Lender.

(j) Orders. Make or permit to be made any change, amendment or modification, or any application or motion for any change, amendment or modification, to any of the Orders without the prior written consent of the Postpetition Lender.

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

Section 6.01. Events of Default . Each of the following events shall constitute an “Event of Default”:

(a) The Borrower shall fail to pay when due and payable (i) any principal or interest provided for or required under this Agreement, the Postpetition Note or the other Postpetition Financing Documents or (ii) within two (2) days after the same shall become due and payable, any fees or other amounts (other than principal or interest) provided for or required hereunder or under the other Postpetition Financing Documents; or

(b) Any representation or warranty made by the Borrower in any Postpetition Financing Document or the Guarantor in the Postpetition Guaranty or the Postpetition Pledge Agreement shall prove to have been incorrect in any material respect on the date made or deemed made; or

(c) The Borrower shall take any action that is prohibited by Section 5.02; or

(d) The Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Postpetition Financing Document other than the Orders or the Guarantor shall fail to perform or observe any term, covenant or agreement contained in the Postpetition Guaranty or the Postpetition Pledge Agreement, and such default shall continue unremedied for a period of fifteen (15) days; or

(e) The Postpetition Financing Documents shall for any reason, except to the extent permitted by the terms thereof or the Orders, cease to create a valid Priming Lien, encumbrance or security interest in any of the Collateral purported to be covered thereby; or

(f) The Postpetition Guaranty or any Postpetition Pledge Agreement shall cease to be in full force and effect or shall be revoked or declared null and void by the Guarantor, or the validity or enforceability thereof shall be contested by the Guarantor, or the Guarantor shall deny any further liability or obligations thereunder; or

(g) The loss, suspension or revocation of, or failure to renew, any franchise, license, certificate, permit, authorization, approval or the like now held or hereafter acquired by the Borrower, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

(h) Any Change of Control shall occur, without the prior express written consent of the Postpetition Lender; or

(i) any of the following shall occur in the Borrower’s Chapter 11 Case:

(i) a motion shall be filed by the Borrower for the approval of, or there shall arise, (a) any other claim having priority senior to or pari passu with the claims of the Postpetition Lender under the Postpetition Financing Documents or the “Adequate Protection Claim” (as defined in the Interim Order) except for the Carve-Out or as otherwise expressly provided in the Orders, (b) any Lien on the Collateral having a priority senior to or pari passu with, or junior to, the Liens and security interests granted in the Postpetition Financing Documents (including the Postpetition Liens and the Adequate Protection Liens), except for the Carve-Out or as otherwise expressly provided in the Orders or as permitted under Section 5.02(a), (c) other than the Orders, an order authorizing the use of the Prepetition Agent’s, the Prepetition Lenders’ or Postpetition Lender’s cash collateral, or (d) other than the Orders, an order modifying, limiting, subordinating or avoiding the validity, priority or extent of the Prepetition Indebtedness, Postpetition Obligations, Prepetition Liens or Postpetition Liens; or

(ii) the filing by the Borrower of any Chapter 11 plan that does not provide for payment in full, in cash of the Postpetition Obligations and termination of the Postpetition Commitment on or prior to the effective date of such plan; or

(iii) the Interim Order (prior to the entry of the Final Order) or the Final Order (after entry of same) shall be reversed, amended, supplemented, stayed, vacated or otherwise modified (or the Borrower shall apply for authority to do so) or shall otherwise cease to be in full force and effect without the prior written consent of the Postpetition Lender; or

(iv) the dismissal of the Borrower’s Chapter 11 Case or the conversion of Borrower’s Chapter 11 Case from one under chapter 11 to one under chapter 7 of the Bankruptcy Code or the Borrower shall file a motion or other pleading seeking the dismissal or conversion of the Borrower’s Chapter 11 Case; or

(v) the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of section 362 of the Bankruptcy Code (A) to allow any creditor to execute upon or enforce a Lien on any Collateral in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate, or (B) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority that would have a Material Adverse Effect; or

(vi) the Final Order is not entered within the time period specified in Section 5.01(n) (or such later date as agreed by the Postpetition Lender); or

(vii) the Borrower seeks, or the Bankruptcy Court enters an order imposing, surcharging or assessing against the Prepetition Agent the Prepetition Lenders, the Postpetition Lender, the Prepetition Collateral or the Collateral any costs or expenses, whether pursuant to section 506(c) of the Bankruptcy Code or otherwise; or

(viii) the entry of an order in the Borrower’s Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Postpetition Obligations; or

(ix) the failure by the Borrower to perform any of its obligations under any of the Orders; or

(x) the appointment of an interim or permanent trustee in the Borrower’s Chapter 11 Case or the appointment of a receiver, responsible officer or an examiner in the Borrower’s Chapter 11 Case with expanded powers without the consent of the Postpetition Lender; or the sale without the consent of the Postpetition Lender of all or substantially all of the Borrower’s assets either through a sale under section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Borrower’s Chapter 11 Case, or otherwise, that does not provide for payment in full of the Prepetition Indebtedness and the Postpetition Obligations (other than contingent indemnity obligations) and termination of the Postpetition Commitment; or

(xi) the entry of an order in the Borrower’s Chapter 11 Case granting any Lien that is superior to, pari passu with, or junior to that granted to the Postpetition Lender (other than the Carve-Out or as otherwise permitted in any of the Orders or as permitted under Section 5.02(a)), or the Borrower shall file any pleading requesting such relief; or

(xii) the entry of an order in the Borrower’s Chapter 11 Case granting any other super-priority administrative claim that is superior to or pari passu with that granted to the Postpetition Lender (other than the Carve-Out or as otherwise permitted in any of the Orders), or the Borrower shall file any pleading requesting such relief; or

(xiii) the Borrower fails to make any Adequate Protection Payments as and when required by any of the Orders; or

(xiv) Unless the Prepetition Indebtedness and the Postpetition Obligations shall have been indefeasibly paid in full, the Borrower or its estate is substantively consolidated under the Bankruptcy Code or any applicable bankruptcy or non-bankruptcy law with any other Debtor or its estate or any other Person or its estate by order of the Bankruptcy Court or under any Chapter 11 plan.

Section 6.02. Remedies. Upon the occurrence and during the continuance of an Event of Default, the Postpetition Lender:

(a) may accelerate the due date of the unpaid principal balance of the Postpetition Loan, all accrued but unpaid interest thereon and all other amounts payable under this Agreement and the other Postpetition Financing Documents and all other Postpetition Obligations making such amounts immediately due and payable, whereupon the Postpetition Note, all such interest and all such amounts shall become and be forthwith immediately due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;

(b) may withhold any one or more Advances in its discretion, and terminate the Postpetition Commitment to make any Advances whereupon the commitment and obligations of the Postpetition Lender to extend credit or to make Advances hereunder shall terminate, and no disbursement of the Postpetition Loan funds by the Postpetition Lender will cure any default of the Borrower, unless the Postpetition Lender agrees otherwise in writing;

(c) subject to delivery of the notice referred to in the proviso to clause (d) below, may exercise all other rights and remedies afforded to the Postpetition Lender under the Postpetition Financing Documents, the Orders, or by applicable law or equity.

(d) may without further order of, application to, or action by, the Bankruptcy Court, take any or all of the following actions, at the same or different times: (i) terminate the Borrower’s use of Cash Collateral and cease to make any loans or advances to the Borrower; (ii) declare all Postpetition Obligations to be immediately due and payable; (iii) terminate the Postpetition Commitment under this Agreement and the other Postpetition Financing Documents; (iv) offset and apply immediately against the Postpetition Obligations and otherwise enforce rights against the Postpetition Collateral or the Prepetition Collateral in the possession of the Postpetition Lender for application towards the Postpetition Obligations; and (v) take any other actions or exercise any other rights or remedies permitted under any of the Orders, this Agreement, the other Postpetition Financing Documents or applicable law to effect the repayment and satisfaction of the Postpetition Obligations; provided, however, that the Postpetition Lender shall provide five (5) Business Days’ written notice (by facsimile, telecopy, electronic mail or otherwise) to the U.S. Trustee, counsel to the Debtors, counsel to the Prepetition Agent, and counsel to any Committee prior to exercising any enforcement rights or remedies in respect of the Postpetition Collateral or the Prepetition Collateral (other than the rights described in clauses (i), (ii) and (iii) above).

Section 6.03. Remedies Cumulative. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Postpetition Lender, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of the Postpetition Lender in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Amendments, etc. No amendment or waiver of any provision of any Postpetition Financing Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Postpetition Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02. Notices, Etc. All notices and other communications provided for under any Postpetition Financing Document shall be in writing and mailed, faxed, or delivered at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Borrower:	VeraSun Janesville, LLC
110 N. Minnesota Avenue
Suite 300
Sioux Falls, SD 57104
Telephone: (605) 978-7000
Facsimile: (605) 978-7050
Attention: Chief Accounting Officer
Attention: General Counsel

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
333 W. Wacker Drive
Chicago, Illinois 60606
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
Attention: Patrick Nash

If to the Postpetition Lender:	AgStar Financial Services, PCA
1921 Premier Drive
P.O. Box 4249
Mankato, MN 56002-4249
Telephone: (507) 386-4242
Facsimile: (507) 344-5088
Attention: Mark Schmidt

with copies to:	Gray, Plant, Mooty, Mooty, & Bennett, P.A.
1010 West St. Germain
Suite 600
St. Cloud, MN 56301
Telephone: (320) 252-4414
Facsimile: (320) 252-4482
Attention: Phillip L. Kunkel

and:	Latham & Watkins LLP
5800 Sears Tower
233 S. Wacker Drive
Chicago, IL 60606
Telephone: (312) 876-7700
Facsimile: (312) 993-9767
Attention: Josef S. Athanas

All such notices and communications to or upon the parties hereto shall be in writing (including by telecopy) and sent to the address or facsimile number listed above and shall be effective and shall be deemed to have been duly given or made (a) when delivered in person, (b) when transmitted via facsimile to the applicable number(s) set forth above, or (c) one Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service. Notwithstanding the other provisions of this Section 7.02, the Postpetition Lender may accept oral borrowing notices, provided that the Postpetition Lender shall incur no liability to the Borrower in acting on any such communication that the Postpetition Lender believes in good faith to have been given by a Person authorized to give such notice on behalf of the Borrower. Any confirmation sent by the Postpetition Lender to the Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes.

Section 7.03. No Waiver; Remedies. No failure on the part of the Postpetition Lender to exercise, and no delay in exercising, any right under any Postpetition Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Postpetition Financing Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Postpetition Financing Documents are cumulative and not exclusive of any remedies provided by law.

Section 7.04. Costs, Expenses. The Borrower agrees to pay on demand all reasonable and documented costs and expenses of the Postpetition Lender in connection with the preparation, execution, delivery, filing, recording and administration of the Postpetition Financing Documents and the other related documents to be delivered under the Postpetition Financing Documents, including the reasonable and documented fees and out-of-pocket expenses of financial advisors, appraisers, independent accountants, counsel for the Postpetition Lender and local counsel, with respect thereto and with respect to advising the Postpetition Lender as to their rights and responsibilities under the Postpetition Financing Documents, and all reasonable and documented costs and expenses (including reasonable counsel fees and expenses) for the Postpetition Lender in connection with the filing of the Financing Statements and, solely during the occurrence and continuation of an Event of Default, all reasonable and documented costs and expenses of the Postpetition Lender in connection with the enforcement of the Postpetition Financing Documents, including the reasonable and documented fees and out-of-pocket expenses of counsel for the Postpetition Lender and local counsel, with respect thereto. The Borrower agrees to pay on demand all reasonable and documented costs and expenses of the Prepetition Agent and the Prepetition Lenders including the reasonable and documented fees and out-of-pocket expenses of counsel for the Prepetition Agent and the Prepetition Lenders, arising out of, in relation to, or in connection with, the Borrower’s Chapter 11 Case. The Postpetition Lender is hereby authorized to charge to the Postpetition Loan amounts to pay the costs and expenses set forth in this Section 7.04.

Section 7.05. Right of Set-off. Subject to the Carve-Out, the Interim Order or the Final Order, as applicable, and subject to delivery of the notice referred to in the proviso to Section 6.02(d), upon the occurrence and during the continuance of an Event of Default, the Postpetition Lender is hereby authorized, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Postpetition Lender to or for the credit or the account of the Borrower against any and all of the Postpetition Obligations, irrespective of whether or not the Postpetition Lender shall have made any demand under such Postpetition Financing Document and although deposits, indebtedness or such obligations may be unmatured or contingent. The Postpetition Lender agrees to promptly notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Postpetition Lender under this Section 7.05 are in addition to other rights and remedies (including other rights of set-off) which the Postpetition Lender may have.

Section 7.06. Severability of Provisions. Any provision of this Agreement or of any other Postpetition Financing Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or unenforceability of such provision in any other jurisdiction.

Section 7.07. Binding Effect; Successors and Assigns; Participations .

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Postpetition Lender and their respective successors and permitted assigns. The Borrower shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of the Postpetition Lender. Upon the request of the Borrower, the Postpetition Lender shall provide copies of all invoices for costs and expenses to be reimbursed by Borrower under this Agreement or under any of the Postpetition Financing Documents. The Postpetition Lender may sell or assign to a single Person all of its rights in the Postpetition Loans without the consent of the Borrower; provided however that, the Postpetition Lender shall provide Notice to Borrower with the name and address of such transferee. Except as provided in Section 7.07(b), the Postpetition Lender shall not sell all of its rights in the Postpetition Loans to multiple Persons without the consent of the Borrower.

(b) The Borrower agrees and consents to Postpetition Lender’s sale or transfer, whether now or later, of one or more participation interests in the Postpetition Loans to one or more purchasers, whether related or unrelated to Postpetition Lender. The Postpetition Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge the Postpetition Lender may have about the Borrower or about any other matter relating to the Postpetition

Loans, and the Borrower hereby waives any rights to privacy it may have with respect to such matters; provided, however, that any information received by any such purchaser or potential purchaser under this provision which concerns the personal, financial or other affairs of the Borrower shall be received and kept by the purchaser or potential purchaser in full confidence and will not be revealed to any other Person nor used for any purpose whatsoever other than for determining whether or not to participate in the Postpetition Loans and in accord with the rights of the Postpetition Lender if a participation interest is acquired. The Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interest. The Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of the participation interests in the Postpetition Loans and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. The Borrower further waives all rights of offset or counterclaim that it may have now or later against the Postpetition Lender or against any purchaser of such a participation interest arising out of or by virtue of the participation and unconditionally agrees that the Postpetition Lender may enforce the Borrower’s obligation under the Postpetition Loans irrespective of the failure or insolvency of any holder of any interests in the Postpetition Loans.

(c) The Postpetition Lender acting for these purposes on behalf of the Borrower shall maintain a register (the “Register”) for the recordation of the names and addresses of the assignees, transferees and participants and principal amounts of the Postpetition Loans owing to each such Person from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, Postpetition Lender, assignees and participants shall treat each Person whose name is recorded in the Register as the owner of the Postpetition Loans and any Postpetition Note evidencing such Postpetition Loans recorded therein for all purposes of this Agreement. Borrower shall be entitled to inspect the Register and receive copies thereof upon reasonable written notice.

Section 7.08. Consent to Jurisdiction. All parties hereby submit to the jurisdiction of the United States Bankruptcy Court for the District of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the other Postpetition Financing Documents, and each party hereby agrees that claims in respect of such action or proceeding may be heard and determined in such court. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

Section 7.09. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA (WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF), AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

Section 7.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Section 7.11. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Postpetition Financing Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Postpetition Financing Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Postpetition Financing Documents and the making of any Advances, until repayment of the Postpetition Obligations and termination of the Postpetition Commitment. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Postpetition Obligations, and the Postpetition Commitment or the termination of this Agreement or any provision hereof. This Agreement shall terminate on the date on which all Postpetition Obligations then due and owing have been paid in full and the Postpetition Commitment has been terminated, except that (a) those provisions which by the express terms thereof continue in effect notwithstanding the termination of this Agreement, and (b) the Postpetition Obligations in the nature of continuing indemnities not yet due and payable, shall continue in effect.

Section 7.12. Indemnification. The Borrower agrees to indemnify and hold harmless the Postpetition Lender and each of its affiliates and each director, officer, employee, agent and representative thereof and any holder of an interests in the Postpetition Loans (each, an “indemnified person”) against, and to reimburse each indemnified person, upon its demand, for, any and all losses, claims, damages, liabilities and other expenses (collectively, “Losses”) that may be incurred by or asserted or awarded against such indemnified person, in each case insofar as such Losses arise out of or in any way relate to or result from any aspect of the Postpetition Loan or Postpetition Financing Documents and any of the other transactions contemplated thereby, or any use made or proposed to be made with the proceeds thereof, including Losses consisting of legal or other expenses incurred in connection with investigating, defending or participating in any investigation, litigation or proceeding relating to any of the foregoing; provided that, the foregoing indemnity will not apply to any Losses to the extent (i) they are determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified person, or (ii) they relate to (A) income, capital and similar taxes of the indemnified party (except as a result of an indemnification payment) and (B) taxes that are the subject matter of Section 2.17 and 2.18 (except for withholding taxes on an indemnification payment). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or its Subsidiaries or Affiliates, its equity holders or creditors or an indemnified person, whether or not an indemnified person is otherwise a party thereto and whether or not any aspect of the Postpetition Loan is consummated. In addition, should any indemnified person be involved (whether as party, witness or otherwise) in any investigation, litigation or proceeding in connection with the transactions contemplated hereby, the Borrower agrees to compensate such indemnified party in an amount equal to its customary and reasonable out of pocket expenses involved in the preparation, discovery proceedings or testimony pertaining to any such investigation, litigation or proceedings. The Borrower also agrees that no indemnified person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its Affiliates or to its equity holders or creditors arising out of, related to or in connection with any aspect of the Postpetition Loan or Postpetition Financing Documents, except for direct, as opposed to consequential, damages determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such indemnified person’s gross negligence or willful misconduct. No indemnified person shall be liable for any damages arising from the use by unauthorized Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons or for any special, indirect, consequential or punitive damages in connection with the Postpetition Loan. The Borrower agrees further that, without the Postpetition Lender’s prior written consent, the Borrower will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any other indemnified person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent, (a) includes an unconditional written release in form and substance satisfactory to the indemnified person of each indemnified person from all liability arising out of such claim, action or proceeding and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified person.

Section 7.13. Release of Claims. The Borrower forever releases, waives and discharges the Prepetition Agent and the Prepetition Lenders (whether in its respective prepetition or postpetition capacity), together with their respective officers, directors, employees, agents, attorneys, professionals, affiliates, subsidiaries, assigns and/or successors (collectively, the “Released Parties”), from any and all claims and causes of action arising out of, based upon or related to, in whole or in part, any of the Prepetition Financing Documents, any aspect of the prepetition relationship between the Borrower or the Guarantor, on the one hand, and any or all of the Released Parties, on the other hand, relating to any of the Prepetition Financing Documents (as defined in the Orders) or any transaction contemplated thereby or any acts or omissions by any or all of the Released Parties in connection with any of the Prepetition Financing Documents or such prepetition relationship, including any claims or defenses as to the extent, validity, priority or perfection of the Prepetition Liens or Prepetition Indebtedness, “lender liability” claims and causes of action, any actions, claims or defenses under Chapter 5 of the Bankruptcy Code or any other claims and causes of action (all such claims, defenses and other actions described in this subparagraph are collectively defined as the “Claims and Defenses”). Nothing contained in this Section 7.13 shall affect the rights of any Committee or any other party in interest to undertake any action, on its own behalf, or on behalf of the Borrower’s estate, with respect to, including any investigation or prosecution of, Claims and Defenses that is permitted under the Orders.

Section 7.14. Entire Agreement. THIS AGREEMENT, THE POSTPETITION NOTE, AND THE OTHER POSTPETITION FINANCING DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. In the event of any conflict between this Agreement or any other Postpetition Financing Document (other than the Orders) and the Orders, the Orders shall control; provided, that in the event of any conflict between this Agreement and any other Postpetition Financing Document (other than the Orders), the terms of this Agreement shall govern and control.

Section 7.15. WAIVER OF JURY TRIAL. THE BORROWER AND THE POSTPETITION LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY POSTPETITION FINANCING DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 7.16. Confidentiality. The Postpetition Lender agrees to exercise reasonable care to protect against the unauthorized disclosure of information provided to it by the Borrower or the Guarantor pursuant to the Postpetition Financing Documents; provided that the Postpetition Lender is hereby authorized to disclose such Confidential information:

(a) as authorized or required by federal or state laws, regulations, ordinances or rules;

(b) to any third party that provides services to the Postpetition Lender for processing or storing information related to loans subject to a written agreement pursuant to which the third party agrees to protect against the unauthorized disclosure of information provided by the Postpetition Lender,

(c) to any Assignee or Participant or prospective Assignee or Participant that has agreed to protect the confidentiality of information received from the Postpetition Lender,

(e) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates,

(f) if requested or required to do so in connection with any litigation or similar proceeding, provided that to the extent permitted by law Postpetition Lender agrees to use reasonable effort to provide notice of such request within a reasonable time after providing such information,

(g) that has been publicly disclosed other than in breach of this Section 7.16, or

(h) in connection with the exercise of any remedy hereunder or under any other Postpetition Financing Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.

SIGNATURE PAGE TO FOLLOW

SIGNATURE PAGE TO

SENIOR SECURED SUPERPRIORITY

DEBTOR IN POSSESSION

CREDIT AGREEMENT

FOR

VERASUN JANESVILLE, LLC,

AS DEBTOR IN POSSESSION

IN BANKRUPTCY CASE NO. 08-12622 (BLS)

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

Dated: January 14, 2009

BORROWER:

VERASUN JANESVILLE, LLC, a Minnesota limited liability company

By:	/s/ James J. Bonsall
Name:	James J. Bonsall
Title:	Chief Restructuring Officer

POSTPETITION LENDER:

AGSTAR FINANCIAL SERVICES, PCA

By:	/s/ Donald S. Farm Jr.
Name:	Donald S. Farm Jr.
Its:	Sr. Vice President

EXHIBIT A

INTERIM ORDER

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Case No. 08-12606 (BLS)
)
VERASUN ENERGY	)	Chapter 11
CORPORATION, et al.,	)
Debtors.[1]	)	Jointly Administered
	)	Related Docket Nos. 486, 487

INTERIM ORDER (I) AUTHORIZING DEBTORS TO USE CASH

COLLATERAL AND OBTAIN SECURED POSTPETITION FINANCING FROM

AGSTAR FINANCIAL SERVICES, PCA, PURSUANT TO SECTIONS 363 AND

364 OF BANKRUPTCY CODE, (II) PROVIDING ADEQUATE PROTECTION

TO PREPETITION LENDERS PURSUANT TO SECTIONS 361, 362, 363 AND

364 OF BANKRUPTCY CODE AND (III) SCHEDULING FINAL HEARING

PURSUANT TO BANKRUPTCY RULE 4001(b)

(JANESVILLE)

This matter having come before the Court upon the motion dated January 12, 2009 (the “Motion”), of VeraSun Janesville, LLC. (the “Borrower”), US BioEnergy Corporation (the “Guarantor”), and the other debtors and debtors in possession (each individually, a “Debtor” and, collectively with the Borrower and the Guarantor, the “Debtors”) in the above captioned chapter 11 cases (collectively the “Chapter 11 Cases”) (a) for the entry of an Interim Order (the “Interim Order”) and the Final Order (as hereinafter defined) under sections 105, 361, 362, 363, and 364 of title 11 of the United

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The Debtors consist of: VeraSun Energy Corporation (EIN: 20-3430241); ASA Albion, LLC (EIN: 55-0907221); ASA Bloomingburg, LLC (EIN: 55-0907224); ASA Linden, LLC (EIN: 55-0907228); ASA OpCo Holdings, LLC (EIN: 68-0609122); US Bio Marion, LLC (EIN: 20-34377343); US BioEnergy Corporation (EIN: 20-1811472); VeraSun Albert City, LLC (EIN: (20-2264707); VeraSun Aurora Corporation (EIN: 40-0462174); VeraSun BioDiesel, LLC (EIN: 20-3790860); VeraSun Central City, LLC (EIN: (55-0816855); VeraSun Charles City, LLC (EIN: 20-3735184); VeraSun Dyersville, LLC (20-5765890); VeraSun Fort Dodge, LLC (EIN: 42-1630527); VeraSun Granite City, LLC (EIN: 20-5909621); VeraSun Hankinson, LLC (90-0287129); VeraSun Hartley, LLC (EIN: 20-5381200); VeraSun Janesville, LLC (EIN: 20-4420290); VeraSun Litchfield, LLC (EIN: 20-8621370); VeraSun Marketing, LLC (EIN: 20-3693800); VeraSun Ord, LLC (75-3204878); VeraSun Reynolds, LLC (EIN: 20-5914827); VeraSun Tilton, LLC (EIN: 26-1539139); VeraSun Welcome, LLC (EIN: 20-4115888); VeraSun Woodbury, LLC (20-0647425).

States Code (the “Bankruptcy Code”), Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rule 4001-2 of the Local Rules for the United States Bankruptcy Court for the District of Delaware (the “Local Rules”) (i) authorizing the Borrower to obtain postpetition loans and advances and other financial accommodations in an aggregate principal amount not to exceed $3,000,000 (the “DIP Financing”) pursuant to sections 363 and 364 of the Bankruptcy Code by entering into a senior secured superpriority debtor in possession credit agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Postpetition Credit Agreement”), between the Borrower and AgStar Financial Services, PCA, as lender (the “Postpetition Lender”), (ii) authorizing the Guarantor to guarantee the Borrower’s obligations in connection with the DIP Financing by entering into a postpetition continuing guaranty (as the same may be amended, supplemental or otherwise modified from time to time, the “Postpetition Guaranty”), (iii) authorizing the Borrower to execute and enter into the Postpetition Credit Agreement and any related documents required to be delivered by or in connection with the Postpetition Credit Agreement, and perform such other and further acts as may be required in connection with the Postpetition Credit Agreement, (iv) authorizing the Borrower to apply a portion of the proceeds of the DIP Financing (x) to pay for working capital and general corporate purposes of the Borrower and the administration of the Borrower’s and Guarantor’s Chapter 11 Cases, (y) to pay off the Initial Postpetition Financing Facility (as hereinafter defined), and (z) for the purpose of the “roll up” of a portion of the Prepetition Indebtedness (defined below) held by the Participating Prepetition Lenders (as hereinafter defined) into Postpetition Loans (as hereinafter defined), as specified herein (the “Rolled Up Indebtedness”), (v) authorizing the Borrower and Guarantor to grant Liens (as defined in the Postpetition

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Credit Agreement) and superpriority claims to the Postpetition Lender in all Collateral (as defined in the Postpetition Credit Agreement) (the “Postpetition Collateral”) in accordance with the Postpetition Financing Documents (as hereinafter defined) and this Interim Order to secure any and all of the Postpetition Obligations (as hereinafter defined), (vi) authorizing the Borrower to use Cash Collateral (as hereinafter defined), and (vii) pending a final hearing on the Motion (the “Final Hearing”), authorizing the Borrower to obtain emergency postpetition loans under the Postpetition Credit Agreement and the Interim Order in a principal amount not to exceed $2,200,000 (the “Interim Amount”) to and including the date on which the Final Order is entered (the “Interim Facility”); (b) requesting the modification of the automatic stay imposed under section 362 of the Bankruptcy Code to the extent necessary to permit the Borrower and the other Debtors and the Postpetition Lender to implement the terms of this Interim Order and the Final Order; (c) requesting the provision of adequate protection to the Borrower’s prepetition secured lenders under or in connection with that certain Credit Agreement dated as of February 7, 2007 (as amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition Credit Agreement”), by and among the Borrower, the lenders party thereto (the “Prepetition Lenders”), and AgStar Financial Services, PCA, as Administrative Agent (in such capacity, the “Prepetition Agent”) for the Prepetition Lenders (together with all guarantees, subordination agreements, intercreditor agreements, deposit account control agreements, notes, mortgages, pledges, instruments and any other agreements and documents delivered pursuant thereto or in connection therewith, including, without limitation, the Loan Documents as defined in the Prepetition Credit Agreement, collectively, and as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition Financing Documents”) in the form of the

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Adequate Protection Claims and Adequate Protection Liens (each as hereinafter defined); (d) in accordance with Rules 4001(b) and (c) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), requesting that this Court (this “Court” or the “Bankruptcy Court”) schedule the Final Hearing on the Motion to be held within thirty (30) days after the entry of this Interim Order; (e) requesting, pursuant to Rule 4001 of the Bankruptcy Rules, that an emergency interim hearing on the Motion (the “Interim Hearing”) be held for the Court to consider entry of this Interim Order; and (f) requesting that the Final Hearing on the Motion be held for the Court to consider entry of this Final Order; and the Court having considered the Motion and the exhibits attached thereto, including, without limitation, the Postpetition Credit Agreement; and the Interim Hearing having been held on January 14, 2009; and upon all of the pleadings filed with the Court, all evidence presented in support of this Interim Order, and all of the proceedings held before the Court; and after due deliberation and consideration and good and sufficient cause appearing therefor,

THE COURT HEREBY FINDS:

A. On October 31, 2008 (the “Petition Date”), each of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. Each Debtor is continuing in the management and possession of its business and properties as a debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Chapter 11 Cases of the Debtors are being jointly administered under Case No. 08 — 12606 (BLS).

B. The Office of the United States Trustee for the District of Delaware (the “US Trustee”) has appointed a statutory committee of unsecured creditors in the Chapter 11 Cases pursuant to section 1102(a)(1) of the Bankruptcy Code (the “Committee”).

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C. No request has been made for the appointment of a trustee or examiner in the Chapter 11 Cases.

D. This Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

E. Notice of the relief sought by the Motion and the Interim Hearing was delivered via facsimile, electronic mail, and/or overnight delivery to the following: (i) the U.S. Trustee; (ii) those parties listed on the Consolidated List of Creditors Holding Largest Thirty Unsecured Claims Against the Debtors, as identified in connection with the Debtors’ chapter 11 petitions; (iii) all other parties with liens of record on assets of the Borrower as of the Petition Date; (iv) counsel to the Postpetition Lender and the Prepetition Agent; (v) counsel to the Committee, and (vi) all parties who have requested notice pursuant to Bankruptcy Rule 2002. Given the nature of the relief sought in the Motion, the Court concludes that the foregoing notice was sufficient and adequate under the circumstances and complies with Bankruptcy Rule 4001 in all respects for purposes of entering this Interim Order.

F. Subject to Paragraph 30 below, the Debtors acknowledge, admit and confirm the following as of the Petition Date:

1. Pursuant to the Prepetition Credit Agreement, the Prepetition Agent and the Prepetition Lenders made certain loans, advances and other financial accommodations, and provided for the issuance of letters of credit, to the Borrower to fund, among other things, the construction of the Project (as defined in the Prepetition Credit Agreement) and the operations of the Borrower.

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2. Pursuant to the Prepetition Credit Agreement and other Prepetition Financing Documents, the Borrower was, as of the Petition Date, indebted to the Prepetition Agent and the Prepetition Lenders for the aggregate principal amount of the Prepetition Indebtedness (as defined below) of at least $64,807,916.51 (including, among other things, issued and outstanding letters of credit, but excluding accrued but unpaid interest, costs, fees and expenses).

3. Pursuant to a Continuing Guaranty dated as of February 11, 2007, the Guarantor guaranteed the payment and performance of the Prepetition Indebtedness. Such guaranty continues in full force and effect notwithstanding any financing or financial accommodations provided by the Postpetition Lender to the Borrower pursuant to the Postpetition Financing Documents.

4. For purposes of this Interim Order, the term “Prepetition Indebtedness” shall mean and include, without duplication, any and all amounts owing or outstanding by the Borrower or the Guarantor under the Prepetition Credit Agreement (including, without limitation, all “Loan Obligations” as defined in the Prepetition Credit Agreement) or any other Prepetition Financing Document, interest on, fees and other costs, expenses and charges owing in respect of, such amounts (including, without limitation, any reasonable attorneys’, accountants’, financial advisors’ and other fees and

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expenses that are chargeable or reimbursable pursuant to the Prepetition Credit Agreement or any other Prepetition Financing Document), and any and all obligations and liabilities, contingent or otherwise, owed in respect of the letters of credit or other Loan Obligations outstanding thereunder.

5. Pursuant to certain security agreements, deposit account control agreements, mortgages, deeds of trust, collateral assignments of contracts and other documents and agreements (as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Prepetition Security Documents”), and the other Prepetition Financing Documents including any promissory notes, the Borrower granted first priority Liens and continuing pledges and security interests in all of the Prepetition Collateral (as hereinafter defined) to and/or for the benefit of the Prepetition Agent and Prepetition Lenders to secure the Prepetition Indebtedness (collectively, the “Prepetition Liens”). For purposes of this Interim Order, the term “Prepetition Collateral” shall refer to (i) all of the Borrower’s personal property upon which a security interest may be granted under the Uniform Commercial Code, (ii) all of the Borrower’s real property, (iii) all of the Borrower’s assets in or upon which a lien or other security interest has otherwise been granted in favor or for the benefit of the Prepetition Agent and the Prepetition Lenders in connection with, pursuant to, or under, the Prepetition Credit Agreement and the other Prepetition Financing Documents, and (iv) any of the Borrower’s assets otherwise held by the Prepetition

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Agent or any Prepetition Lender or otherwise provided to the Prepetition Agent or any Prepetition Lender as security for the Prepetition Indebtedness, in each case that existed as of the Petition Date or at any time prepetition and, subject to section 552 of the Bankruptcy Code, postpetition proceeds, products, offspring, rents and profits of all of the foregoing.

6. The Prepetition Financing Documents to which the Borrower is a party are valid and binding agreements and obligations of the Borrower and the Prepetition Financing Documents to which the Guarantor is a party are valid and binding agreements and obligations of the Guarantor, and the Prepetition Liens (i) constitute valid, binding, enforceable and perfected first priority security interests and liens, subject only to the Permitted Liens (as defined in the Prepetition Credit Agreement), but only to the extent such Permitted Liens are valid, enforceable, non-avoidable liens and security interests that are perfected prior to the Petition Date (or perfected after the Petition Date to the extent permitted by Section 546(b) of the Bankruptcy Code), which are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law and which are senior in priority to the Prepetition Liens under applicable law and after giving effect to any applicable subordination or intercreditor agreements, and (ii) are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

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7. (i) The Prepetition Indebtedness constitutes the legal, valid and binding obligation of the Borrower and the Guarantor, enforceable in accordance with its terms; (ii) no objection, offset, defense or counterclaim of any kind or nature to the Prepetition Indebtedness exists, and the Borrower or the Guarantor shall not assert any claim, counterclaim, setoff or defense of any kind, nature or description that would in any way affect the validity, enforceability and non-avoidability of any of the Prepetition Indebtedness; and (iii) the Prepetition Indebtedness and any amounts previously paid to the Prepetition Agent or any Prepetition Lender on account thereof or with respect thereto, are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

8. The Prepetition Agent (on its behalf and on behalf of the Prepetition Lenders) holds properly perfected security interests and Liens in and on the Prepetition Collateral by the filing of UCC-1 financing statements, mortgages and other required documents against the Borrower and such Prepetition Collateral with the proper state and county offices for the perfection of such security interests and Liens.

Subject to the limitations specified in Paragraph 30 below, none of the foregoing acknowledgments or agreements by the Debtors contained in this Paragraph shall be binding on the Debtors’ estates, the Committee or any other party (other than the Debtors) and

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shall not affect or limit the rights of the Committee or any other party (other than the Debtors) to assert, pursue or otherwise allege any Claims and Defenses (as hereinafter defined) against the Prepetition Agent and the Prepetition Lenders in accordance with and subject to the terms of this Interim Order.

G. On January 8, 2009, the Court entered an Order (I) Authorizing Debtors to Obtain Postpetition Financing, (II) Granting Liens and Superpriority Claims to Postpetition Lender, (III) Authorizing Use of Cash Collateral, (IV) Providing Adequate Protection to Prepetition Lenders and (V) Scheduling Final Hearing (VeraSun Janesville, LLC) (the “Initial Final Financing Order”). The Initial Final Financing Order authorized the Borrower to borrow up to $500,000 in funds (the “Initial Postpetition Financing Facility”). The Initial Postpetition Financing Facility matures by its terms on January 15, 2009.

H. An immediate and critical need exists for the Borrower to obtain funds and use cash collateral to maintain and preserve the value of its assets after January 15, 2009. However, the use of “cash collateral,” as defined by section 363(a) of the Bankruptcy Code and including any and all prepetition and, subject to section 552 of the Bankruptcy Code, postpetition proceeds of the Prepetition Collateral (“Cash Collateral”), alone would be insufficient to meet the Borrower’s immediate postpetition liquidity needs. The Borrower is unable to obtain the required funds (i) in the forms of (w) unsecured credit or debt allowable under section 503(b)(1) of the Bankruptcy Code, (x) an administrative expense pursuant to section 364(a) or (b) of the Bankruptcy Code, (y) unsecured debt having the priority afforded by section 364(c)(l) of the Bankruptcy Code or (z) debt secured only as described in section 364(c)(2) or (3) of the Bankruptcy Code or (ii) on terms more favorable than those offered by the Postpetition Lender under the Postpetition Credit

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Agreement, the Postpetition Guaranty, this Interim Order and all other agreements, documents, notes or instruments delivered pursuant hereto or thereto or in connection herewith or therewith, including, without limitation, the DIP Budget (as defined in the Postpetition Credit Agreement) and the collateral documents described in the Postpetition Credit Agreement (collectively with the Postpetition Credit Agreement, the Postpetition Guaranty, this Interim Order and the Final Order, the “Postpetition Financing Documents”).

I. The Postpetition Lender is unwilling to commit to extend the DIP Financing described herein unless the Prepetition Lenders listed on Exhibit A hereto (the “Participating Prepetition Lenders”) are willing to participate in the DIP Financing in the commitment amounts listed opposite their names on Exhibit A hereto. The fees and interest rate described in the Postpetition Credit Agreement and the roll up and conversion into Postpetition Loans of a portion of the Prepetition Indebtedness due to each Participating Prepetition Lender by the Borrower in an amount equal to such Participating Prepetition Lender’s commitment set forth on Exhibit A hereto are all necessary to induce the Participating Prepetition Lenders to participate in, and for the Postpetition Lender to extend, the DIP Financing.

J. The Prepetition Agent is prepared to consent to the Borrower’s use of the Prepetition Agents’ Cash Collateral and the granting of the Postpetition Liens (as hereinafter defined) in the Prepetition Collateral solely on the terms and conditions set forth in this Interim Order, including the granting of the Adequate Protection Claims and Adequate Protection Liens (each as defined herein). The adequate protection provided herein to the Prepetition Agent and the Prepetition Lenders and other benefits and privileges contained herein are consistent with and authorized by the Bankruptcy Code and are necessary to obtain the consent or non-objection of such parties.

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K. The Debtors have requested that, pursuant to the terms of the Postpetition Financing Documents, the Postpetition Lender make loans and advances and provide other financial accommodations to the Borrower, and that the Prepetition Agent consent to the use of its Cash Collateral, to be used by the Borrower solely in accordance with the terms of the Postpetition Financing Documents. The ability of the Borrower maximize the value of its assets depends upon the Borrower obtaining such financing and using such Cash Collateral. The Postpetition Lender is only willing to extend the DIP Financing on a superpriority and first priority secured basis and with the “roll up” of the Rolled Up Indebtedness pursuant to the terms and conditions of the Postpetition Financing Documents. The Borrower’s and the Guarantor’s entry into the Postpetition Financing Documents is fair and reasonable and is a sound, prudent exercise of their respective business judgment consistent with their fiduciary duties. The loans and advances provided for in the Postpetition Financing Documents constitute reasonably equivalent value and fair consideration. Consummation of the DIP Financing and the “roll up” of the Rolled Up Indebtedness in accordance with the Postpetition Financing Documents and this Interim Order is, therefore, in the best interests of the Debtors’ estates.

L. Based on the record before the Court, (i) the terms of the use of the Prepetition Lenders’ Cash Collateral as provided in this Interim Order and (ii) the terms of the Postpetition Financing Documents, pursuant to which the postpetition loans, advances and other credit and financial accommodations will be made or provided to the Borrower by the Postpetition Lender, have been negotiated at arms’ length and in “good faith,” as that term is used in section 364(e) of the Bankruptcy Code, and are in the best interests of the

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Borrower, its estate and creditors. The Postpetition Lender is extending the DIP Financing to the Borrower, and the Prepetition Agent and Prepetition Lenders are permitting the use of their Cash Collateral, in good faith, and the Postpetition Lender, Prepetition Agent and Prepetition Lenders are entitled to the benefits of the provisions of section 364(e) of the Bankruptcy Code.

M. The Postpetition Liens (as defined herein) granted pursuant to this Interim Order to the Postpetition Lender, are appropriate under section 364(d) of the Bankruptcy Code because, among other things: (i) such security interests and liens do not impair the interests of any holder of a valid, perfected, prepetition security interest or lien in the property of the Borrower’s estate other than the Prepetition Agent, and/or (ii) the Prepetition Agent has consented to the security interests and priming liens granted pursuant to this Interim Order to the Postpetition Lender.

N. Good cause has been shown for the immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b) and (c). In particular, the permission granted herein for the Borrower and Guarantor to execute the Postpetition Financing Documents, for the Borrower to continue using Cash Collateral, and for the Borrower to obtain financing in the Interim Amount pending the Final Hearing, including on a priming lien basis, is necessary to avoid immediate and irreparable harm to the Borrower and its estate.

NOW, THEREFORE, IT IS HEREBY ORDERED:

1. Motion Granted. The Motion is granted on the terms and conditions set forth herein. Any objections to the relief sought in the Motion that have not been previously resolved or withdrawn are hereby overruled on their merits. This Interim Order shall

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become effective immediately upon its entry. To the extent the terms of the other Postpetition Financing Documents differ in any material respect from the terms of this Interim Order, this Interim Order shall control.

2. Postpetition Financing ; Use of Cash Collateral. The Postpetition Credit Agreement and the other Postpetition Financing Documents are hereby approved and the Borrower is hereby (i) authorized to enter into the Postpetition Credit Agreement and the other Postpetition Financing Documents, (ii) authorized to use the Prepetition Agent’s, Prepetition Lenders’ and Postpetition Lender’s Cash Collateral subject to the conditions and limitations set forth in the Postpetition Financing Documents, and (iii) authorized to borrow, subject to the conditions and limitations set forth in the Postpetition Financing Documents, up to the Interim Amount of $2,200,000 following the entry of this Interim Order and, following the entry of a final order (the “Final Order”), up to an aggregate amount of $3,000,000, incur debt, reimbursement obligations and other obligations, grant Liens, make deposits, provide indemnities and otherwise perform its obligations, all in accordance with the terms and conditions of the Postpetition Financing Documents; provided, however, in no event shall Postpetition Lender be required to fund any expenses of VeraSun Marketing, LLC or any other Debtor. The Postpetition Financing Documents may be amended, modified, supplemented or the provisions thereof waived in accordance with their terms, without further order of this Court or notice to any party; provided, however, that the U.S. trustee and the Committee shall have been given five (5) days written notice of any amendment, modification or supplement and shall not have raised an objection prior to any such amendment, modification or supplement becoming effective. All obligations owed to the Postpetition Lender under, or in connection with, the Postpetition Financing Documents, including,

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without limitation, all “Postpetition Obligations” (as defined in the Postpetition Credit Agreement) and all loans, advances, other indebtedness, obligations and amounts (contingent or otherwise) owing from time to time under or in connection with the Postpetition Financing Documents (including, without limitation, loans used to payoff the Initial Postpetition Financing Facility and loans consisting of Rolled Up Indebtedness), and any and all other obligations at any time incurred by the Borrower or the Guarantor to the Postpetition Lender are defined and referred to herein as the “Postpetition Obligations.”

3. Guarantor. The Postpetition Guaranty is hereby approved and the Guarantor is hereby authorized to (i) enter into the Postpetition Guaranty and the other Postpetition Financing Documents to which it is to be a party, (ii) grant the Postpetition Lender a Lien in all of the Guarantor’s prepetition and postpetition assets to secure the Postpetition Guaranty, and (iii) incur debt, reimbursement obligations and other obligations, make deposits, provide indemnities and otherwise perform its obligations in accordance with the terms and conditions of the Postpetition Financing Documents.

4. Binding Effect. Upon the entry of this Interim Order, the Postpetition Credit Agreement and the other Postpetition Financing Documents to which the Borrower is a party shall constitute valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms and the Postpetition Financing Documents to which the Guarantor is a party shall constitute valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their terms. No obligation, payment, transfer or grant of security under this Interim Order or the other Postpetition Financing Documents shall be

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stayed, restrained, voided or recovered under the Bankruptcy Code or any applicable nonbankruptcy law, or subjected to any defense, reduction, setoff, recoupment or counterclaim.

5. Conditions Precedent; Termination of Postpetition Financing.

(a) The Postpetition Lender shall have no obligation to lend under the Postpetition Credit Agreement and this Interim Order unless and until the conditions precedent set forth in the Postpetition Credit Agreement have been satisfied.

(b) The Postpetition Lender’s obligation to make loans hereunder and the Prepetitions Agent’s and Postpetition Lender’s consent to the Borrower’s use of Cash Collateral shall immediately and automatically terminate (except as the Postpetition Lender may otherwise agree in writing in its sole discretion), and all Prepetition Indebtedness and Postpetition Obligations shall be immediately due and payable in cash (except as the Postpetition Lender may otherwise agree in writing in its sole discretion) upon the earliest to occur of the following (the “Loan Payment Date”): (i) April 30, 2009, (ii) the occurrence of an Event of Default (as defined in the Postpetition Credit Agreement), (iii) the date on which the Borrower or the Guarantor closes a sale of the membership interests in the Borrower or all or substantially all of the assets of the Borrower, and (iv) the effective date of any Chapter 11 plan of the Borrower or the Guarantor. Notwithstanding anything in this Paragraph 5(b) to the contrary, the acceleration of the Postpetition Obligations and Prepetition Indebtedness upon the Loan Payment Date shall not be deemed a “roll up” or conversion of all of the Prepetition Indebtedness into postpetition claims over and above the roll up of the Rolled Up Indebtedness described in this Order.

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6. Interest on Postpetition Obligations. Interest on the Postpetition Obligations shall be secured in the manner specified in paragraph 13 herein, and shall accrue at the rates (including any default rates) and be paid in accordance with the terms and provisions of the Postpetition Credit Agreement.

7. Costs, Expenses and Fees. Any and all reasonable costs, expenses and fees paid or required to be paid to the Postpetition Lender, including fees relating to financial advisors, appraisers, counsel and local counsel for the Postpetition Lender, in connection with the Postpetition Credit Agreement and the other Postpetition Financing Documents are hereby authorized, shall constitute Postpetition Obligations secured in the manner specified in paragraph 13 herein, shall not be subject to further approval of this Court, and shall be paid in accordance with the terms and provisions of the Postpetition Credit Agreement and the other Postpetition Financing Documents. Counsel for the Postpetition Lender shall submit summaries of their invoices (generally describing work performed but excluding detailed time entries) to the U.S. Trustee and counsel for the Committee at the same time their invoices are submitted to the Postpetition Lender. The U.S. Trustee and the Committee shall have 10 calendar days from receipt of such invoice summaries to file an objection to them with the Court. If no objection is timely filed, the fees and expenses will be deemed reasonable and shall be promptly paid by the Debtors. Notwithstanding anything in this Interim Order to the contrary, no fees shall be payable on account of the Rolled Up Indebtedness.

8. Intentionally Omitted.

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9. Use of Lender Funds; Approval of Roll Up. The Borrower shall use Cash Collateral and the loans or advances made under, or in connection with, the Postpetition Credit Agreement and the other Postpetition Financing Documents for the period of time from the date hereof until the occurrence of the Loan Payment Date solely as provided in this Interim Order, the Postpetition Credit Agreement and the other Postpetition Financing Documents. From and after the Petition Date, amounts loaned and advanced under, or in connection with, the Postpetition Credit Agreement and the other Postpetition Financing Documents (the “Postpetition Loans”) and all proceeds of the Postpetition Collateral and Prepetition Collateral, including, without limitation, all of the Borrower’s existing or future cash and Cash Collateral (collectively, the “Lender Funds”), shall not, directly or indirectly, be used to pay expenses of the Borrower or any of the other Debtors or otherwise disbursed except (i) to payoff the Initial Postpetition Financing Facility, (ii) to “roll up” the Rolled Up Indebtedness, (iii) for those expenses and/or disbursements that are expressly permitted under the Postpetition Credit Agreement and the other Postpetition Financing Documents and any DIP Budget approved by the Postpetition Lender (as such DIP Budget may be extended, varied, supplemented or otherwise modified in accordance with the provisions of the Postpetition Credit Agreement and the other Postpetition Financing Documents), and (iv) for compensation and payment of fees and expenses owed to the Postpetition Lender, including, without limitation, any reasonable fees relating to attorneys, accountants, financial advisors or appraisers, and other fees and expenses that are chargeable or reimbursable pursuant to the Postpetition Credit Agreement, this Interim Order or the other Postpetition Financing Documents. The payoff of the Initial Postpetition Financing

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Facility is hereby approved. Notwithstanding anything in the Prepetition Financing Documents to the contrary, the Court hereby orders and approves the “roll up” and conversion of the Rolled Up Indebtedness from Prepetition Indebtedness to Postpetition Loans; provided, however, if the “roll up” is not approved on a final basis at the Final Hearing, the Rolled Up Indebtedness will cease being Postpetition Loans and will revert to Prepetition Indebtedness but, notwithstanding such reversion, the Participating Prepetition Lenders shall be entitled to retain all interest paid on the Rolled Up Indebtedness at the rate described in the Postpetition Credit Agreement from the date of entry of the Interim Order through and including the date of entry of the Final Order (the “Interim Period”) and any interest on the Rolled Up Indebtedness which accrues during the Interim Period but is unpaid shall continue to constitute Postpetition Obligations payable hereunder.

10. Limitation on Use of Lender Funds. Notwithstanding anything herein to the contrary, none of the Lender Funds may be used directly or indirectly by the Borrower or any of the other Debtors, any Committee or any other person or entity to (i) object to or contest in any manner the Postpetition Obligations, the Postpetition Liens, the Prepetition Indebtedness, the Prepetition Liens, or any Liens or claims granted to the Prepetition Agent hereunder, (ii) assert or prosecute any actions, claims or causes of action (including, without limitation, any claims or causes of action under chapter 5 of the Bankruptcy Code) against any of the Postpetition Lender, the Prepetition Lenders or the Prepetition Agent, (iii) seek authorization for any party to use any of the Cash Collateral of the Prepetition Agent or the Postpetition Lender without the consent of the Postpetition Lender, (iv) pay any expenses of VeraSun Marketing, LLC or any other Debtor, (v) obtain Liens that are senior to, or on a parity with, or junior (except as otherwise provided in

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Paragraph 18), to the Liens of the Postpetition Lender or the Prepetition Agent in the Postpetition Collateral or the Prepetition Collateral of the Borrower, as applicable, or any portion thereof, or (vi) obtain Liens that are senior to, on a parity with, or junior to, the Liens of the Postpetition Lender in the Postpetition Collateral of the Guarantor or any portion thereof.

11. Intentionally Omitted.

12. Postpetition Obligations Are Superpriority Claims. All Postpetition Obligations hereby constitute, under section 364(c)(1) of the Bankruptcy Code, allowed superpriority administrative expense claims against the Borrower and the Guarantor having priority over all administrative expenses of the kind specified in, or ordered pursuant to, any provision of the Bankruptcy Code, including, without limitation, those specified in, or ordered pursuant to, sections 105, 326, 328, 330, 365, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, or otherwise (whether incurred in the Chapter 11 Cases or following any conversion thereof to a case under chapter 7 of the Bankruptcy Code or any other proceeding related hereto or thereto), which superpriority claims shall be payable from and have recourse to all prepetition and postpetition property of the Borrower, the Guarantor and all proceeds thereof.

13. Postpetition Liens. As security for the Postpetition Obligations, the Postpetition Lender is hereby granted valid, binding, enforceable, first priority and perfected Liens (the “Postpetition Liens”) in the Postpetition Collateral and the Prepetition Collateral. The Postpetition Liens (A) shall constitute first priority liens in and to all Postpetition Collateral and Prepetition Collateral pursuant to section 364(c)(2) of the Bankruptcy Code; (B) shall (x) be senior to and prime the Prepetition Liens and any Liens, setoff

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rights or recoupment rights junior to such Prepetition Liens on the Borrower’s Postpetition and Prepetition Collateral (including, without limitation, any liens of Fagen, Inc. that are junior to the Prepetition Liens), (y) be senior to and prime all other postpetition liens on the Guarantor’s Postpetition Collateral and the Borrower’s Postpetition Collateral, including, without limitation, those post-petition liens granted to the lenders under and pursuant to the Initial Final Financing Order, and (z) be senior to and prime all Adequate Protection Liens (as defined herein) ((x), (y) and (z) above, collectively, the “Primed Liens”) pursuant to section 364(d)(1) of the Bankruptcy Code; and (C) shall be immediately junior in priority to any and all valid, perfected, enforceable and non-avoidable Liens, setoff rights or recoupment rights (other than the Primed Liens) on assets of the Borrower or the Guarantor in existence as of the Petition Date with priority over the Prepetition Liens (including, without limitation, any liens of Fagen, Inc. with priority over the Prepetition Liens) where such prior Liens were properly perfected prior to the Petition Date or for which perfection relates back under Section 546(b) of the Bankruptcy Code (collectively, the “Non-Primed Liens”), pursuant to section 364(c)(3) of the Bankruptcy Code. No other person or entity shall receive or be granted any Liens of any type or nature, whether senior to, on parity with, or junior (except as provided in Paragraph 18), to the Postpetition Liens, on any of the Borrower’s Postpetition Collateral or Prepetition Collateral, except only Permitted Liens (as defined in the Postpetition Credit Agreement), and no other person or entity shall receive or be granted any Liens of any type or nature, whether senior to, on parity with, or junior to the Postpetition Liens on any of the Guarantor’s Postpetition Collateral.

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14. Additional Documents. The Borrower and the Guarantor shall execute and deliver to the Postpetition Lender all such agreements, financing statements, instruments and other documents as the Postpetition Lender may reasonably request to evidence, confirm, validate or perfect the Liens granted pursuant hereto.

15. Liens Valid. All Liens granted herein and in the other Postpetition Financing Documents to or for the benefit of the Postpetition Lender shall pursuant to this Interim Order be, and they hereby are, valid, enforceable and perfected, effective as of the Petition Date, and (notwithstanding any provisions of any agreement, instrument, document, the Uniform Commercial Code or any other relevant law or regulation of any jurisdiction) no further notice, filing or other act shall be required to effect such perfection, and all Liens on deposit accounts or securities accounts shall, pursuant to this Interim Order be, and they hereby are, deemed to confer “control” for purposes of sections 8-106, 9-104 and 9-106 of the applicable Uniform Commercial Code as in effect as of the date hereof in favor of the Postpetition Lender; provided, however, that if the Postpetition Lender shall, in its sole discretion, choose to require the execution of and/or filing (as applicable) of any such mortgages, financing statements, notices of Liens and other similar instruments and documents, all such mortgages, financing statements, notices of Liens or other similar instruments and documents shall be deemed to have been executed, filed and/or recorded at the time and on the date of the Petition Date. Each and every federal, state and local government agency or department may accept the entry by this Court of this Interim Order as evidence of the validity, enforceability and perfection on the Petition Date of the Liens granted herein, in the Postpetition Credit Agreement, and the other Postpetition Financing Documents to the Postpetition Lender; provided, further that, with the exception of priming the Prepetition

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Liens, nothing herein is intended to affect the validity, enforceability or perfection of the Prepetition Liens, which validity, enforceability or perfection (if any) shall be preserved.

16. Priority of Postpetition Liens. The Postpetition Liens shall not be (i) subject to any Lien that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code or (ii) subordinated to or made pari passu with any other Lien under section 364(d) of the Bankruptcy Code or otherwise.

17. Adequate Protection Liens and Claims. The Prepetition Agent and the Prepetition Lenders are hereby provided with the following forms of adequate protection (which the Postpetition Lender acknowledges is acceptable to it) to protect against the diminution of value, if any, of the Prepetition Collateral:

(a) As adequate protection of the respective interests of the Prepetition Agent and the Prepetition Lenders in the Prepetition Collateral, the Prepetition Agent (for the benefit of itself and the Prepetition Lenders) shall be entitled to a claim pursuant to section 364(c)(1) of the Bankruptcy Code with priority over any and all other claims and the superpriority claim of the Postpetition Lender for the Postpetition Obligations (the “Adequate Protection Claim”).

(b) As adequate protection of the respective interests of the Prepetition Agent and Prepetition Lenders in the Prepetition Collateral, the Prepetition Agent (for the benefit of itself and the Prepetition Lenders) shall be entitled to replacement Liens on all of the Postpetition Collateral (the “Adequate Protection Liens”) (which are hereby granted to the Prepetition Agent), subject and junior only to the Postpetition Liens, Non-Primed Liens (but only to the extent such Non-Primed Liens were

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senior in priority to the Prepetition Liens as of the Petition Date). Except as provided in this Interim Order with respect to the Postpetition Liens, the Adequate Protection Liens on the Borrower’s Prepetition Collateral or Postpetition Collateral shall not be subordinate to or pari passu with any Lien on the Postpetition Collateral by any order subsequently entered in the Chapter 11 Cases.

(c) The Adequate Protection Liens granted pursuant to subparagraph (b) above shall be deemed to be perfected automatically upon entry of this Interim Order, without the necessity of the filing of any UCC-1 financing statement, state or federal notice, mortgage or other similar instrument or document in any state or public record or office and without the necessity of taking possession or “control” (within the meaning of the Uniform Commercial Code) of any Postpetition Collateral or Prepetition Collateral.

(d) The adequate protection provided pursuant to this Interim Order (including, without limitation, the Adequate Protection Claims and the Adequate Protection Liens) shall apply to provide the Prepetition Agent and the Prepetition Lenders with adequate protection against any diminution in their interests in the Prepetition Collateral occurring from and after the Petition Date, even if such diminution occurred prior to the date hereof.

18. Intentionally Omitted.

19. Intentionally Omitted.

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20. Survival of Liens and Claims. The obligations of the Borrower and the Guarantor in respect of the Postpetition Obligations, and the claims and Liens granted to or for the benefit of the Postpetition Lender, the Prepetition Lenders and the Prepetition Agent pursuant to this Interim Order, the Postpetition Credit Agreement and the other Postpetition Financing Documents, shall continue in full force and effect with the priorities set forth herein, shall remain binding on all parties in interest and shall not be discharged by the entry of an order (a) confirming a chapter 11 plan in the Borrower’s or the Guarantor’s Chapter 11 Case (and, to the extent not satisfied in full in cash, the Postpetition Obligations shall not be discharged by the entry of any such order, or pursuant to Section 1141(d)(4) of the Bankruptcy Code, the Debtors having hereby waived such discharge), (b) converting the Borrower’s or the Guarantor’s Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code (c) dismissing the Borrower’s or the Guarantor’s Chapter 11 Case.

21. Effect of Modification of Order. Based on the findings set forth in this Interim Order and in accordance with section 364(e) of the Bankruptcy Code, in the event that any or all of the provisions of this Interim Order, the Postpetition Credit Agreement, or any other Postpetition Financing Documents are hereafter stayed, modified, amended or vacated by a subsequent order of this or any other Court, no such stay, modification, amendment or vacation shall affect the validity, enforceability or priority of any Lien or claim authorized or created hereby or thereby or any Postpetition Obligations incurred hereunder or thereunder. Notwithstanding any such stay, modification, amendment or vacation, any Postpetition Obligations incurred and any claim granted to the Prepetition Agent, the Prepetition Lenders or the Postpetition Lender hereunder, under the Postpetition Credit Agreement, or under the other

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Postpetition Financing Documents arising prior to the effective date of such stay, modification, amendment or vacation shall be governed in all respects by the original provisions of this Interim Order, the Postpetition Credit Agreement and the other Postpetition Financing Documents, and the Postpetition Lender, the Prepetition Agent and the Prepetition Lenders shall be entitled to all of the rights, remedies, privileges and benefits, including the Liens and priorities granted herein and therein.

22. Dispositions; Application of Collateral Proceeds. No sale, lease or other disposition of Prepetition Collateral or Postpetition Collateral (including any auction or other similar sales) may be done without the Postpetition Lender’s consent unless all Postpetition Obligations and Prepetition Indebtedness are indefeasibly paid in full in cash. All proceeds of Prepetition Collateral and Postpetition Collateral shall be applied (a) first, to the Postpetition Obligations (in such order as is determined by the Postpetition Lender in its sole discretion), (b) second, to the Adequate Protection Claim, if any, and (c) third, to the Prepetition Indebtedness.

23. No Waiver. The Postpetition Lender does not waive, and expressly reserves, any and all claims, defenses, rights and remedies it has pursuant to any or all of the Postpetition Financing Documents, the Bankruptcy Code and/or other applicable law against the Debtors and any officer, director, employee, agent, or other representative of the Debtors. In addition, the rights, claims, liens, security interests and priorities of the Postpetition Lender arising under this Interim Order are in addition to, and are not intended as a waiver or substitution for, the rights, obligations, claims, liens, security interests and priorities granted by the Borrower, in its pre-petition capacity, under the Prepetition Financing Documents. Notwithstanding anything herein to the contrary, this Interim

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Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of the Prepetition Agent to seek additional adequate protection at any time, including prior to the Loan Payment Date.

24. Books and Records; Access. The Debtors shall permit the Postpetition Lender and any authorized representatives designated by the Postpetition Lender (including, without limitation, its auditors, appraisers and financial advisors) to visit and inspect any of the properties of any Debtor, including any Debtor’s financial and accounting records, and to make copies and take extracts therefrom, and to discuss the Debtors’ affairs, finances and business with the Debtors’ officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested. Without limiting the generality of the foregoing, the Debtors shall promptly provide to the Postpetition Lender and the Postpetition Lender’s designated representatives any information or data reasonably requested to monitor the Debtors’ compliance with Postpetition Financing Documents and this Interim Order and to perform appraisals or other valuation analyses of any property of any Debtor.

25. Automatic Stay Modification. The automatic stay provisions of section 362 of the Bankruptcy Code are hereby vacated and modified to the extent necessary to permit the Postpetition Lender to file any financing statements or other documents appropriate in its discretion and to exercise, upon the Loan Payment Date, all rights and remedies provided for in the Postpetition Credit Agreement, this Interim Order, and the other Postpetition Financing Documents, and to take any or all of the following actions without further order of or application to this Court: (a) terminate the Borrower’s use of Cash Collateral and cease to make any loans

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or advances to the Borrower; (b) declare all Postpetition Obligations to be immediately due and payable; (c) terminate the DIP Financing commitment under the Postpetition Credit Agreement and the other Postpetition Financing Documents; (d) offset and apply immediately against the Postpetition Obligations and otherwise enforce rights against the Postpetition Collateral or the Prepetition Collateral in the possession of the Postpetition Lender for application towards the Postpetition Obligations; and (e) take any other actions or exercise any other rights or remedies permitted under this Interim Order, the Postpetition Credit Agreement, the other Postpetition Financing Documents or applicable law to effect the repayment and satisfaction of the Postpetition Obligations; provided, however, that the Postpetition Lender shall provide five (5) Business Days’ written notice (by facsimile, telecopy, electronic mail or otherwise) to the U.S. Trustee, counsel to the Debtors, counsel to the Prepetition Agent, and counsel to the Committee prior to exercising any enforcement rights or remedies in respect of the Postpetition Collateral or the Prepetition Collateral (other than the rights described in clauses (a), (b) and (c) above). The rights and remedies of the Postpetition Lender specified herein are cumulative and not exclusive of any rights or remedies that the Postpetition Lender may have under the Postpetition Credit Agreement and the other Postpetition Financing Documents or otherwise.

26. Remedies. If the Postpetition Lender shall at any time exercise any of its rights and remedies hereunder, under the Postpetition Credit Agreement or the other Postpetition Financing Documents or under applicable law in order to effect payment or satisfaction of the Postpetition Obligations or to receive any amounts or remittances due hereunder or under the Postpetition Credit Agreement or the other Postpetition Financing Documents, including without limitation, foreclosing upon and selling all or a portion

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of the Postpetition Collateral or the Prepetition Collateral, the Postpetition Lender shall have the right without any further action or approval of this Court to exercise such rights and remedies as to all or such part of the Postpetition Collateral or the Prepetition Collateral as the Postpetition Lender shall elect in its sole discretion, subject to the provision by the Postpetition Lender of the written notice as provided in the preceding paragraph. No holder of a Lien primed by this Interim Order or granted by the Borrower or any of the other Debtors as adequate protection shall be entitled to object on the basis of the existence of any such Lien to the exercise by the Postpetition Lender of its respective rights and remedies under the Postpetition Financing Documents or under applicable law to effect satisfaction of the Postpetition Obligations or to receive any amounts or remittances due hereunder or under the Postpetition Credit Agreement or the other Postpetition Financing Documents. The Postpetition Lender shall be entitled to apply the payments or proceeds of the Postpetition Collateral or the Prepetition Collateral in accordance with the provisions of this Interim Order, the Postpetition Credit Agreement, the other Postpetition Financing Documents, and the Prepetition Credit Agreement, and in no event shall the Postpetition Lender be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the Postpetition Collateral or the Prepetition Collateral or otherwise. To the extent the provisions of the Agricultural Credit Act of 1987, including 12 U.S.C. §§ 2199 through 2202e, and the implementing Farm Credit Administration regulations, 12 C.F.R. § 617.7000, et seq., might apply to the Borrower, the Prepetition Indebtedness, the Prepetition Financing Documents, the Postpetition Loan or the Postpetition Financing Documents, no statutory or regulatory rights of a borrower to disclosure of effective interest rates,

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differential interest rates, review of credit decisions, distressed loan restructuring, rights of first refusal or other Borrower Rights shall be available to the Borrower or the Guarantor.

27. No Waiver of Remedies. The failure or delay by (i) the Postpetition Lender to seek relief or otherwise exercise its rights and remedies under this Interim Order, the Postpetition Credit Agreement or any other Postpetition Financing Documents or (ii) any of the Prepetition Agent or the Prepetition Lenders to seek relief or otherwise exercise its rights and remedies under this Interim Order shall not constitute a waiver of any of the rights of such Postpetition Lender, Prepetition Agent or Prepetition Lender hereunder, thereunder or otherwise, and any single or partial exercise of such rights and remedies against the Borrower or the Guarantor or any Postpetition Collateral or Prepetition Collateral shall not be construed to limit any further exercise of such rights and remedies against any or all of the Borrower or the Guarantor and/or any Postpetition Collateral or Prepetition Collateral.

28. Successor and Assigns. The provisions of this Interim Order shall be binding upon and inure to the benefit of each of the Postpetition Lender, the Prepetition Agent, the Prepetition Lenders and the Borrower, the Guarantor and the other Debtors and their respective successors and assigns (including any trustee or fiduciary hereafter appointed or elected as a legal representative of any of the Debtors, their estates, or with respect to the property of any of their estates) whether in the Chapter 11 Cases, in any successor cases, or upon dismissal of any such chapter 11 or chapter 7 case.

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29. No Liens on Avoidance Actions. Except for causes of action related to transfers of Prepetition Collateral or Postpetition Collateral to any of the Debtors, the Postpetition Liens, the Adequate Protection Liens, the Adequate Protection Claim, and the Postpetition Lender’s superpriority administrative expense claim granted pursuant to this Interim Order do not extend to causes of action under Chapter 5 of the Bankruptcy Code or to proceeds thereof.

30. Release of Claims and Defenses. (a) Subject to the rights of the Committee or any other party in interest as provided in the following subparagraph, the Borrower and the Guarantor, each in its individual capacity, forever releases, waives and discharges the Prepetition Agent and the Prepetition Lenders (whether in its respective prepetition or postpetition capacity), together with its respective officers, directors, employees, agents, attorneys, professionals, affiliates, subsidiaries, assigns and/or successors (collectively, the “Released Parties”), from any and all claims and causes of action arising out of, based upon or related to, in whole or in part, any of the Prepetition Financing Documents, any aspect of the prepetition relationship between the Borrower or the Guarantor, on the one hand, and any or all of the Released Parties, on the other hand, relating to any of the Prepetition Financing Documents or any transaction contemplated thereby, or any acts or omissions by any or all of the Released Parties in connection with any of the Prepetition Financing Documents or such prepetition relationship, including, without limitation, any claims or defenses as to the extent, validity, priority or perfection of the Prepetition Liens or Prepetition Indebtedness, “lender liability” claims and causes of action, any actions, claims or defenses under chapter 5 of the Bankruptcy Code or any other claims and causes of action (all such claims, defenses and other actions described in this subparagraph are collectively defined as the “Claims and Defenses”). Nothing

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contained in this subparagraph shall affect the rights of any Committee or any other party in interest to undertake any action, on its own behalf, or on behalf of the Borrower’s or the Guarantor’s estate, with respect to the Claims and Defenses, including, without limitation, any investigation or prosecution of, Claims and Defenses that is permitted in subparagraphs (b) and (c) of this Paragraph.

(b) Notwithstanding anything contained herein to the contrary and subject to Paragraph 10, the extent, validity, priority, perfection and enforceability of the Prepetition Indebtedness and Prepetition Liens, and all acknowledgments, admissions, confirmations, and releases of the Borrower or the Guarantor above, are for all purposes subject to the rights of any party in interest, other than a Debtor, but including the Committee, a Chapter 7 or Chapter 11 trustee, to seek to invalidate, or otherwise challenge (including a determination of the validity, priority, and extent of ) the Prepetition Indebtedness or Prepetition Liens, including by properly filing a complaint pursuant to Bankruptcy Rule 7001 or by otherwise properly asserting a contested matter (any of these actions, a “Challenge”); provided, however, that, to the extent not previously resolved by confirmation and consummation of any chapter 11 plan of reorganization, any such Challenge must be commenced or asserted in this Court no later than February 12, 2009. Except to the extent that a Challenge is timely commenced within such time period (or such timely asserted Challenge does not result in a final and non-appealable order of this Court that is inconsistent with clauses (i) through (iv) of subparagraph (c) of this Paragraph), then any and all Claims and Defenses against any of the Released Parties shall be, without further notice to or order of the Court, deemed to have been forever relinquished, released and waived as to the Committee and all other people and entities, and if

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such Challenge is timely asserted on or before such date, any and all Claims and Defenses that are not expressly asserted in such Challenge shall be deemed, immediately and without further action, to have been forever relinquished, released and waived as to the Committee and all other people and entities.

(c) Except to the extent that a Challenge is timely commenced within such time period, or such timely asserted Challenge does not result in a final and non-appealable order of this Court that is inconsistent with clauses (i) through (iv) of this subparagraph, then, without the requirement or need to file any proof of claim with respect thereto, (i) the Prepetition Indebtedness shall constitute allowed, secured claims for all purposes in the Borrower’s and the Guarantor’s Chapter 11 Cases and any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 proceedings if the Borrower’s or the Guarantor’s Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code (a “Successor Case”), (ii) the Prepetition Liens shall be deemed legal, valid, binding, enforceable, perfected, not subject to subordination (except as to the Postpetition Liens and as otherwise specified in this Interim Order, the Postpetition Credit Agreement or the other Postpetition Financing Documents and the Prepetition Financing Documents) or avoidance for all purposes in the Borrower’s and the Guarantor’s Chapter 11 Cases and any Successor Case, (iii) the release of the Claims and Defenses against the Released Parties shall be binding on all parties in interest in the Borrower’s and the Guarantor’s Chapter 11 Cases and any Successor Case, and (iv) the Prepetition Indebtedness, the Prepetition Liens (as applicable), releases of the Claims and Defenses against the Released Parties (as applicable), and prior payments on account

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of or with respect to the Prepetition Indebtedness shall not be subject to any other or further claim, cause of action, objection, contest, setoff, defense or challenge by any party in interest for any reason, including, without limitation, by any successor to or estate representative of any Debtor.

31. The Postpetition Lender’s Relationship with Debtors. In making decisions to advance any Postpetition Loans or other extensions of credit to Borrower, in administering any Postpetition Loans or other extensions of credit, or in taking any other actions reasonably related to this Interim Order, the Postpetition Obligations or the Postpetition Financing Documents (including, without limitation, the exercise of its approval rights with respect to any budget), the Postpetition Lender shall have no liability to any third party and shall not be deemed to be in control of the operations of any Debtor or to be acting as a “controlling person,” “responsible person” or “owner or operator” with respect to the operation or management of any Debtor (as such term, or any similar terms, are used in the Internal Revenue Code, the United States Comprehensive Environmental Response, Compensation and Liability Act as amended, or any similar Federal or state statute), and the Postpetition Lender’s relationship with any Debtor shall not constitute or be deemed to constitute a joint venture or partnership of any kind between the Postpetition Lender and any Debtor.

32. No Third Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder, or any other direct, indirect or incidental beneficiary.

33. Substantive Consolidation. Unless the Prepetition Indebtedness and the Postpetition Obligations shall have been indefeasibly paid in full, the Borrower or its estate shall not be substantively consolidated under the Bankruptcy Code or any

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applicable bankruptcy or non-bankruptcy law with any other Debtor or its estate or any other Person (as defined by the Bankruptcy Code) or its estate by order of this Court or under any Chapter 11 plan.

34. Prepetition Credit Agreement Master Proof of Claim. The Prepetition Agent shall (to the extent necessary) be authorized (but not required) to file a master proof of claim against the Borrower and the Guarantor (a “Master Proof of Claim”) on behalf of itself and the Prepetition Lenders on account of their respective prepetition claims arising under the Prepetition Financing Documents, and the Prepetition Agent shall not be required to file a verified statement pursuant to Bankruptcy Rule 2019. If the Prepetition Agent should file a Master Proof of Claim against the Borrower or the Guarantor, the Prepetition Agent and each Prepetition Lender and each of their respective successors and assigns, shall be deemed to have filed a proof of claim in respect of its claims against the Borrower or the Guarantor arising under the Prepetition Financing Documents, and such shall be allowed or disallowed as if such entity had filed a separate proof of claim in the Borrower’s or the Guarantor’s Chapter 11 Case in the amount set forth in the applicable Master Proof of Claim. The Prepetition Agent shall further be authorized to amend its Master Proof of Claim from time to time.

35. Findings of Fact and Conclusions of Law. This Final Order shall constitute findings of fact and conclusions of law pursuant to Rule 7052 of the Bankruptcy Rules and shall take effect and be fully enforceable immediately upon execution hereof.

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36. Jurisdiction. The Court has and will retain jurisdiction to enforce this Interim Order according to its terms.

37. Supersedes Initial Final Financing Order. Upon entry of this Interim Order and payment in full of the Initial Postpetition Financing Facility, this Interim Order shall supersede the Initial Final Financing Order.

38. Subsequent Hearing; Procedure for Objections and Entry of Final Order. The Motion is set for a Final Hearing before this Court at 10:00 a.m. on February 10, 2009 (such date or such later date to which the Final Hearing is adjourned or continued with the Lender’s consent, the “Final Hearing Date”), at which time any party in interest may present any timely filed objections to the entry of a Final Order in form and substance acceptable to the Postpetition Lender. The Debtors shall promptly serve a notice of entry of this Order and the Final Hearing, together with a copy of this Order, by regular mail upon (i) the parties identified in finding paragraph E hereof. The notice of the entry of this Order and the Final Hearing shall state that objections to the entry of a Final Order on the Motion shall be in writing and shall be filed with the United States Bankruptcy Clerk for the District of Delaware no later than 5:00 p.m. on February 3, 2009, which objections shall be served so that the same are received on or before 4:00 p.m. (Eastern time) on such date by (i) Patrick Nash, Skadden, Arps, Slate, Meagher & Flom, 333 W. Wacker Drive, Suite 2100, Chicago, Illinois 60606, counsel to the Debtors, (ii) Josef Athanas, Latham & Watkins LLP, 5800 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606, counsel to the Postpetition Lender and (iii) the United States Trustee. Any objections by creditors or other parties in interest to any of the provisions of this Order shall be deemed waived unless filed and served in accordance with this paragraph.

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Dated: January 15, 2009	/s/ Brendan Linehan Shannon
BRENDAN LINEHAN SHANNON
UNITED STATES BANKRUPTCY JUDGE

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EXHIBIT A

Participating Prepetition Lenders’ Commitments

Participating Prepetition Lender	Commitment
AgStar Financial Services, PCA	$726,960.25
AgCountry Farm Credit Services	$240,228.26
1st Farm Credit Services	$171,591.62
AgriBank FCB	$157,864.29
AgFirst FCS	$344,688.49
Badgerland Farm Credit Services	$137,273.29
Bank of the West	$85,795.81
Cofina Financial, LLC	$137,273.29
Farm Credit Services of MidAmerica	$171,591.62
First National Bank of Omaha	$130,071.12
Metropolitan Life Insurance Company	$696,661.96